UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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C&F FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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C&F Financial Corporation
802 Main Street
P.O. Box 391
West Point, Virginia 23181

Dear Fellow Shareholders:

You are cordially invited to attend the 2016 Annual Meeting of Shareholders of C&F Financial Corporation, the holding company for Citizens and Farmers Bank.  The meeting will be held on Tuesday, April 19,  2016, at 3:30 p.m. at C&F Financial Corporation, 3600 LaGrange Parkway, Toano, Virginia.  The accompanying Notice and Proxy Statement describe the matters to be presented at the meeting.  Enclosed is our Annual Report to Shareholders that will be reviewed at the Annual Meeting.

Please complete, sign, date, and return the enclosed proxy card as soon as possible.  Whether or not you will be able to attend the Annual Meeting, it is important that your shares be represented and your vote recorded.  If you decide to attend the Annual Meeting in person, you can revoke your proxy at any time before it is voted at the Annual Meeting (provided that, if you hold your shares through a bank, broker or other holder of record and you wish to vote in person, you must obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting as proof of your authority to vote the shares).

We appreciate your continuing loyalty and support of C&F Financial Corporation.

Sincerely,

Larry G. Dillon
Chairman & Chief Executive Officer

West Point, Virginia

March 15,  2016

C&F FINANCIAL CORPORATION

802 Main Street

P.O. Box 391

West Point, Virginia 23181

________________________________________________________________

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

_________________________________________________________________

TO BE HELD APRIL 19,  2016

The 2016 Annual Meeting of Shareholders of C&F Financial Corporation (the “Corporation”) will be held at C&F Financial Corporation, 3600 LaGrange Parkway, Toano, Virginia, on Tuesday, April 19,  2016, at 3:30 p.m. for the following purposes:

1.

To elect four Class II  directors to the Board of Directors of the Corporation to serve until the 2019 Annual Meeting of Shareholders, except for Mr. Lawson who, if elected, will serve until his mandatory retirement at the 2017 Annual Meeting of Shareholders, as described in the Proxy Statement accompanying this Notice.

2.	To approve, in an advisory, non-binding vote, the compensation of the Corporation’s named executive officers disclosed in the Proxy Statement.

3.	To ratify the appointment of Yount, Hyde & Barbour, P.C. as the Corporation’s independent registered public accountant for the fiscal year ending December 31, 2016.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 4,  2016, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

Thomas F. Cherry
Secretary

March 15,  2016

IMPORTANT NOTICE

Please complete, sign, date, and return the enclosed proxy card in the accompanying postage paid envelope so that your shares will be represented at the meeting.  If you decide to attend the Annual Meeting in person, you can revoke your proxy at any time before it is voted at the Annual Meeting (provided that, if you hold your shares through a bank, broker or other holder of record and you wish to vote in person, you must obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting as proof of your authority to vote the shares).

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C&F FINANCIAL CORPORATION

802 Main Street

P.O. Box 391

West Point, Virginia 23181

PROXY STATEMENT

2016 ANNUAL MEETING OF SHAREHOLDERS

April 19, 2016

The following information is furnished in connection with the solicitation by and on behalf of the Board of Directors (the “Board”) of the enclosed proxy to be used at the 2016 Annual Meeting of Shareholders (the “Annual Meeting”) of C&F Financial Corporation (the “Corporation”) to be held Tuesday, April 19, 2016, at 3:30 p.m. at C&F Financial Corporation, 3600 LaGrange Parkway, Toano, Virginia.  The approximate mailing date of this Proxy Statement and accompanying proxy is March 15, 2016.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 19, 2016

The Notice of 2016 Annual Meeting of Shareholders, this Proxy Statement, form of proxy and the 2015 Annual Report to Shareholders are available on the internet at the following website:  2016proxy.cffc.com.

Revocation and Voting of Proxies

Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person.  Any shareholder who has executed and returned a proxy may revoke it by attending the Annual Meeting and requesting to vote in person.  A shareholder may also revoke his proxy at any time before it is exercised by filing a written notice with the Corporation or by submitting a proxy bearing a later date.  Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting.  If a shareholder specifies how the proxy is to be voted with respect to any proposals for which a choice is provided, the proxy will be voted in accordance with such specifications.  If a shareholder returns a signed proxy card but fails to specify how to vote his or her shares with respect to Proposals One, Two or Three, set forth in the accompanying Notice and further described herein, the proxy will be voted FOR the director nominees named in Proposal One, FOR Proposal Two to provide advisory, non-binding approval of the compensation of the Corporation’s named executive officers, and FOR Proposal Three to ratify the appointment of Yount, Hyde & Barbour, P.C. (“YHB”) as the Corporation’s independent registered public accountant for the fiscal year ending December 31, 2016.

If you hold your shares through a bank, broker or other holder of record, and you plan to vote in person at the Annual Meeting, you should contact your bank, broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the meeting as proof of your authority to vote the shares.  If you hold your shares through a bank, broker or other holder of record, you should contact your bank, broker or agent to revoke your proxy or change your vote.

Directions to Annual Meeting

To obtain directions to attend the Annual Meeting and vote in person, please contact the Secretary of the Corporation at (757) 741-2200.

Voting Rights of Shareholders

Only those common shareholders of record at the close of business on March 4, 2016, are entitled to notice of and to vote at the Annual Meeting, or any adjournments thereof.  The number of shares of Corporation common stock outstanding and entitled to vote at the Annual Meeting is 3,451,157.  The Corporation has no other class of voting stock outstanding.  A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business.

Each share of Corporation common stock entitles the record holder thereof to one vote for each matter to be voted upon at the Annual Meeting.  Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote (including broker non-votes) on a matter will count toward a quorum, but will not be included in determining the number of votes cast with respect to such matter.

With regard to the election of directors, votes may be cast in favor or withheld.  If a quorum is present, the four nominees receiving the greatest number of affirmative votes cast at the Annual Meeting, even though less than a majority, will be elected directors; therefore, votes withheld and broker non-votes will have no effect.

For all other proposals, votes may be cast in favor or against, or shareholders may abstain from voting. Approval of these other proposals (including the non-binding advisory vote to approve executive compensation and the ratification of the Corporation’s independent registered public accountant) requires an affirmative vote of a majority of the shares cast on the matter.  Thus, although abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum, they are generally not counted for purposes of determining whether such a matter has been approved, and therefore will have no effect.

Routine and Non-Routine Proposals

Applicable rules determine whether proposals presented at shareholder meetings are routine or non-routine.  If a proposal is routine, a broker or other entity holding shares for an owner in street name generally may vote on the proposal without receiving voting instructions from the owner.  If a proposal is non-routine, the broker or other entity generally may vote on the proposal only if the owner has provided voting instructions.  A “broker non-vote” occurs when a broker or other entity returns a signed proxy card but does not vote shares on a particular proposal because the proposal is not a routine matter and the broker or other entity has not received voting instructions from the beneficial owner of the shares.  The ratification of YHB as the Corporation’s independent registered public accountant for the fiscal year ending December 31, 2016 is considered a routine matter, while the election of directors and the non-binding advisory vote to approve executive compensation are considered to be non-routine matters.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Corporation.  Solicitations will be made only by the use of the mail, except that officers and regular employees of the Corporation and Citizens and Farmers Bank (the “Bank”) may make solicitations of proxies in person, by telephone or by mail, acting without compensation other than their regular compensation.  We anticipate that brokerage houses and other nominees, custodians and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons, and the Corporation will reimburse them for their charges and expenses in this connection.  In addition, we may engage a proxy solicitor to assist in the solicitation of proxies to which we would pay customary fees and expenses.

Security Ownership of Certain Beneficial Owners and Management

The following table shows as of March 4, 2016, the beneficial ownership of the Corporation’s common stock held by (a) each director, (b) each named executive officer, (c) all currently-serving directors and executive officers of the Corporation as a group, and (d) each holder of more than five percent of the Corporation’s common stock.

	Amount and Nature of
Name	Beneficial Ownership(1)		Percent of Class
J. P. Causey Jr.	43,713	(2)	1.3%
Barry R. Chernack	14,266	(2)	*
Thomas F. Cherry	34,442	(3)	1%
Larry G. Dillon	48,918	(3)	1.4%
Audrey D. Holmes	11,550	(2)	*
James H. Hudson III	13,891	(2)	*
Joshua H. Lawson	37,942	(2)	1.1%
James T. Napier	1,845	(2)	*
C. Elis Olsson	12,745	(2)	*
Paul C. Robinson	14,523	(2)	*
S. Dustin Crone	11,631	(3)	*
Bryan E. McKernon	14,120	(3)	*
John A. Seaman, III	4,200	(3)	*
All Directors and Executive Officers as a group (13 persons)	263,786		7.6%

5% Shareholders:
Magnolia Capital Fund, LP 1411 Harney Street, Suite 200 Omaha, Nebraska 68102	196,420	(4)	5.7%

*     Represents less than 1% of the total outstanding shares of the Corporation’s common stock.

(1)

For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 (“Exchange Act”) under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days (“presently exercisable”).  Except as otherwise indicated, each director or executive officer has sole voting and investment power with respect to the shares shown, and none of such shares are pledged.

(2)

Includes 3,000 shares each for Messrs. Causey, Chernack, Hudson, Lawson, Olsson and Robinson and Ms. Holmes as to which they hold presently exercisable options.  Also includes 2,125 shares each of stock restricted as to sale or other transfer for Messrs. Causey, Chernack, Hudson, Lawson, Olsson and Robinson and Ms. Holmes.  Also, includes 1,675 shares of stock restricted as to sale or transfer for Mr. Napier.  A description of the plans under which these options and restricted shares of stock were issued is set forth below in “Director Compensation.”  Also includes 1,860 shares held by Mr. Olsson’s child, with respect to which shares Mr. Olsson has authority to make investment decisions, 1,860 shares held by Mr. Olsson’s child, over which Mr. Olsson shares voting and investment power, and 500 shares held in a family trust, of which Mr. Olsson is co-trustee, and with respect to which Mr. Olsson shares voting and investment power.  Also includes 1,200 shares held by the Mary Hedrick Causey Family Trust, over which Mr. Causey has voting and investment power in his capacity as trustee for the trust.  Excludes 364 and 904 shares held solely by Mr. Hudson’s and Mr. Olsson’s spouses, respectively, as to which Mr. Hudson and Mr. Olsson disclaim beneficial ownership; and excludes 3,488 shares held solely by Ms. Holmes’ mother as to which Ms. Holmes disclaims beneficial ownership.

(3)

Includes 19,400, 19,400, 9,750, 4,100 and 4,200 shares of stock restricted as to sale or other transfer for Messrs. Cherry, Dillon, Crone, McKernon, and Seaman, respectively.  A description of the plans under which these restricted shares of stock were issued is set forth below in greater detail in “Compensation Discussion and Analysis.”

(4)

This information is based on Amendment No. 1 to Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) on February 12, 2016, which reported shared voting power over 196,420 shares and shared investment power over 196,420 shares.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Corporation’s Board is divided into three classes (I, II and III) of directors.  The term of office for Class II directors will expire at the Annual Meeting.  Four persons named below, each of whom currently serves as a director of the Corporation, will be nominated to serve as Class II directors.  If elected, the Class II nominees will serve until the 2019 Annual Meeting of Shareholders, except for Mr. Lawson who, if elected, will serve until his mandatory retirement at the 2017 Annual Meeting of Shareholders as provided in the Corporation’s bylaws.  Mr. Napier, who was appointed to the Board in February 2016, was initially recommended by Mr. Hudson.

Pursuant to the Corporation’s bylaws, as amended in February 2016, no person age 75 or older is eligible to serve on the Board of Directors after the Annual Meeting following his or her 75th birthday.  This provision shall not apply to any person serving as a director of the Bank on December 31, 1984.

The two persons named in the proxy card will vote for the election of the nominees named below unless authority is withheld.  The Corporation’s Board believes that the nominees will be available and able to serve as directors, but if any of these persons should not be available or able to serve, the proxies may exercise discretionary authority to vote for a substitute proposed by the Nominating Committee.

Certain information concerning the nominees for election at the Annual Meeting as Class II directors is set forth below, as well as certain information about the Class I and III directors who will continue in office until the 2018 and 2017 Annual Meetings of Shareholders, respectively, including the qualifications, skills and experience that the Board believes make the director or director nominee a good fit for service on the Board.

Class II Directors (Nominees) (To Serve Until the 2019 Annual Meeting or the 2017 Annual Meeting in the case of Mr. Lawson)	Principal Occupation During Past Five Years and Qualifications, Skills and Experience

Audrey D. Holmes Director since 2007 Age 58

Ms. Holmes owns and operates her own legal practice, Audrey D. Holmes, Attorney-at-Law.  Ms. Holmes conducts business in most of the communities served by the Bank.  Ms. Holmes’ business experience as a sole practitioner is enhanced by her membership in a number of professional, civic and religious organizations.  As a small business owner, Ms. Holmes understands many of the challenges faced by the Bank’s customers.  Ms. Holmes is a member of the Nominating Committee.

Joshua H. Lawson Director since 2000 Age 74

Mr. Lawson is the president of Thrift Insurance Corporation, an independent insurance agency, and Thrift Realty, LLC, a real estate brokerage firm.  Mr. Lawson has extensive knowledge of the real estate and insurance business gained over more than 45 years in the business.  Managing a small business in the Bank’s area of operations, Mr. Lawson is able to identify the needs of the Bank’s customers and potential customers.  Mr. Lawson is a member of the Nominating Committee.

Class II Directors (Nominees) Continued	Principal Occupation During Past Five Years and Qualifications, Skills and Experience

James T. Napier Director since 2016 Age 63

Mr. Napier is the president of Napier Realtors ERA headquartered in Chesterfield County Virginia with branch offices serving Powhatan County, Henrico County, the City of Richmond and the tri-cities area.  Mr. Napier has been president of the firm since 1991 and involved in the real estate business since 1976. Mr. Napier served on the Board of Directors of Central Virginia Bankshares, Inc. from 1997 until its acquisition by the Corporation in 2013.  Since that time, Mr. Napier has served as a member of the Board of Directors of the Bank.  Mr. Napier’s experience in real estate, his experience as the president of a real estate company and his years of experience on the board of a community bank provide him the leadership skills and attributes desired to serve as a director.  Mr. Napier is a member of the Audit and Nominating Committees.

Paul C. Robinson Director since 2000 Age 58

Mr. Robinson is the president of Francisco, Robinson and Associates, Inc., a real estate brokerage firm.  Mr. Robinson has gained practical business experience through over 37 years in the real estate business, including over 22 as a firm owner/principal broker.  In addition, Mr. Robinson has served as an elected member of the Board of Supervisors for New Kent County, and has represented New Kent County on multi-jurisdictional boards in the greater Richmond region.  Through his experiences, Mr. Robinson has developed relevant financial, accounting and compliance knowledge.  In addition, Mr. Robinson’s past experience as an elected public official provides insight into the workings of local government, issues facing constituents, many of which reside in the Bank’s banking footprint, and how to effectively manage input from numerous stakeholders to make the most appropriate decisions.  Mr. Robinson is a member of the Nominating Committee.

Class III Directors
(Serving Until the 2017 Annual Meeting)

J. P. Causey Jr. Director since 1984(1) (2) Age 72

In addition to being a self-employed attorney-at-law, Mr. Causey is Plan Administrator for Canal Corporation, formerly Chesapeake Corporation.  Mr. Causey previously served as executive vice president, secretary and general counsel for Canal Corporation, formerly a SEC registrant, from 2001 to 2011.  Mr. Causey had 27 years of experience with Canal Corporation.  During his time with Canal Corporation, Mr. Causey actively participated in the development of corporate strategy and in evaluating risk.  Mr. Causey also had direct supervisory responsibility for corporate legal, communications, human resources, business ethics, environmental compliance and internal audit functions.  Mr. Causey played an active part in the drafting and/or review of periodic SEC filings and other corporate communications.  Mr. Causey’s background allows him to provide significant contributions with respect to the Corporation’s overall management, as well as with respect to its compliance obligations.  Mr. Causey is the Chairman of the Compensation Committee and is a member of the Audit and Nominating Committees.

Barry R. Chernack Director since 2002 Age 68

Prior to his retirement in December 1999, Mr. Chernack was the managing partner of PricewaterhouseCoopers LLP’s southern Virginia practice.  Mr. Chernack specialized in audits of both public and non-public companies, including those operating in the financial services industry, such as banks, credit unions and broker dealers.  Mr. Chernack has significant experience with the preparation of SEC filings, including periodic and annual reports and registration statements covering debt and equity offerings.  Mr. Chernack’s background enables him to provide significant contributions to Board deliberations regarding the financial health of the Corporation and its compliance requirements as an SEC registrant.  Mr. Chernack qualifies as an “audit committee financial expert” under SEC guidelines.  Mr. Chernack is the Audit Committee Chairman and is a member of the Compensation and Nominating Committees.

Class III Directors Continued	Principal Occupation During Past Five Years and Qualifications, Skills and Experience

Thomas F. Cherry Director since 2015 Age 47

Mr. Cherry is the President, Chief Financial Officer and Secretary of the Corporation and the Bank. Mr. Cherry has worked for the Corporation and the Bank for over 19 years.  He was named President in December 2014, was appointed to the Boards of Directors of the Corporation and the Bank in January 2015 and has been Chief Financial Officer since 2004 and Secretary since 2002.  Mr. Cherry is well versed in all business and operational aspects of the Corporation and the Bank and has strong leadership qualities.  In addition to his duties at the Corporation and the Bank, Mr. Cherry has served on several committees of the Virginia Bankers Association.  Mr. Cherry has served in several community organizations in communities served by the Bank.  Prior to joining the Bank, Mr. Cherry worked for Price Waterhouse LLP.  All of these experiences provide Mr. Cherry with valuable insights for leading a community bank.

Class I Directors (Serving Until the 2018 Annual Meeting)

Larry G. Dillon Director since 1989(1) Age 63

Mr. Dillon is the Chairman and Chief Executive Officer of the Corporation and the Bank. Mr. Dillon has worked for the Corporation and the Bank for over 38 years.  He has been Chief Executive Officer since 1989 and Chairman since 1998.  He served as President from 1989 until Mr. Cherry’s appointment in December 2014.  Prior to becoming President and Chief Executive Officer, Mr. Dillon served in several capacities including Chief Operating Officer and Commercial Lending Officer.  Mr. Dillon is well versed in all business and operational aspects of the Corporation and the Bank and has the strong leadership qualities that are necessary to lead the Board and Corporation as a whole.  In addition to his duties at the Corporation and the Bank, Mr. Dillon has served as president of the Virginia Bankers Association and has served on several committees within that organization.  Mr. Dillon has served as a leader in several community organizations in communities served by the Bank.  Prior to joining the Bank, Mr. Dillon worked for the State Corporation Commission Bureau of Financial Institutions.  All of these experiences provide Mr. Dillon with valuable insights for leading a community bank.

James H. Hudson III Director since 1997 Age 67

Mr. Hudson is an attorney-at-law for Hudson Law, PLC.  Mr. Hudson has practiced law for over 35 years in the primary footprint of the Bank and is the current mayor of one of the communities served by the Bank.  Mr. Hudson’s work centers on real estate, both residential and commercial, and includes, among other things, loan workouts, collateralizations and foreclosures.  Mr. Hudson’s experience and insights in these areas allow the Board to have more robust discussions and establish appropriate direction for the Corporation.  Mr. Hudson is a member of the Compensation and Nominating Committees.

C. Elis Olsson Director since 2007 Age 51

Mr. Olsson is vice president and director of operations for Martinair, Inc. (“Martinair”), an aircraft charter and management company.  Mr. Olsson has been with Martinair since May 2000.  Mr. Olsson, as a vice president of Martinair, in addition to his operational duties, has responsibility for the review of financial information of Martinair.  Prior to Martinair, Mr. Olsson worked for a Fortune 500 company where he held numerous roles including regional sales manager and vice president of operations.  He also served on the Board of Directors for the Fortune 500 company.  Mr. Olsson is actively involved in various community organizations in the markets the Bank serves.  Mr. Olsson’s background brings valuable operational and financial expertise to the Board.  Mr. Olsson is a member of the Audit and Nominating Committees.

(1)	If prior to 1994, refers to the year the director joined the Board of Directors of the Bank, prior to the Corporation’s becoming the holding company for the Bank.

(2)

Mr. Causey was an executive officer of Canal Corporation (formerly Chesapeake Corporation).  On December 29, 2008, Chesapeake Corporation agreed to sell all of its operating businesses as going concerns and, to facilitate this sale, filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Eastern District of Virginia, Richmond Division.

The Board of Directors of the Bank consists of the ten current members of the Corporation’s Board listed above and Bryan E. McKernon.

The Board of Directors is not aware of any family relationship among any director or executive officer;  nor is the Board of Directors aware of any involvement of any director or executive officer, currently or in the past ten years, in any legal proceedings that would be material to an evaluation of the ability or integrity of any director or executive officer.  Except for Mr. Napier, as described above, none of the directors serves, nor in the past five years has any director served, as a director of any other public company with a class of securities registered pursuant to Section 12 of the Exchange Act.  Unless authority for the above nominees is withheld, the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the election of the nominees proposed by the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE DIRECTORS NOMINATED TO SERVE AS CLASS II DIRECTORS.

Board Leadership Structure and Risk Oversight

The Corporation has been operating for over 85 years using the traditional U.S. board leadership structure, under which our Chief Executive Officer (“CEO”) also serves as Chairman of the Board of Directors.  Over this period, there have been three persons who have served as CEO.  Each CEO has also held the position of Chairman of the Board throughout his tenure as CEO. We believe that the Corporation, like many U.S. companies, has been well-served by this leadership structure.  Having one person serve as both CEO and Chairman of the Board demonstrates for our employees, suppliers, customers and other shareholders that the Corporation is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. Having a single leader for both the Corporation and the Board of Directors eliminates the potential for confusion or duplication of efforts, and provides clear leadership for our Corporation. We believe our current leadership structure, under which our CEO serves as Chairman of the Board and our Board committees are chaired and comprised by independent directors, remains the optimal Board leadership structure for our Corporation and our shareholders at this time.

While the Board has not formally designated a lead independent director, Mr. Hudson presides over executive sessions of the Board, which are attended solely by independent directors.  Mr. Hudson also refers to the appropriate Board committee any issue brought to his attention by shareholders, directors and others.  Mr. Hudson is the primary communicator between the directors and the CEO, who is directly responsible to the Board in its entirety, although individual Board members may communicate directly with the CEO and vice versa and may freely discuss their views with other Board members at any time.

The Corporation believes that its leadership structure allows the directors to provide effective oversight of its risk management function.  The Audit Committee oversees the accounting and financial reporting processes of the Corporation, as well as legal and compliance matters and risk management.  As described in the Audit Committee Charter, the Board has delegated to the Audit Committee the responsibility of overseeing the internal controls of the Corporation along with its adherence to compliance and regulatory requirements. On at least a quarterly basis, the Corporation’s Director of Internal Audit provides a comprehensive report to the Audit Committee regarding the Corporation’s key risks, including operational, financial, credit quality and other risks. While the Audit Committee has primary responsibility for overseeing risk management, our entire

Board of Directors is actively involved in overseeing this function for the Corporation. For example, on a routine basis, the Board receives a report from the Audit Committee Chairman and discusses risks that the Corporation is facing. The full Board also engages in periodic discussions with the CEO, President / Chief Financial Officer (“CFO”) and other corporate officers as the Board may deem appropriate. In addition to the roles performed by the Audit Committee, the Compensation Committee considers the risks that may arise through our compensation programs.  The Compensation Committee Chairman also reports to the Board on a routine basis.  The Corporation believes that its leadership structure promotes effective Board oversight of risk management because, while there is a single leader ultimately accountable for the management of the Corporation’s enterprise risks, a Board committee comprised solely of independent directors actively monitors the Corporation’s risk management, and the committee chairmen, each of whom is an independent director, are provided with the information necessary to evaluate the specific risks relevant to each committee’s areas of accountability.

On an annual basis, the Nominating Committee evaluates our Board leadership structure to ensure that it remains the optimal structure for our Corporation and our shareholders.

Director Independence

The Board has determined that all non-employee directors, who comprise a majority of the Corporation’s Board, satisfy the independence requirements of the NASDAQ Stock Market (“NASDAQ”) listing standards.  The Board has affirmatively determined that directors Causey, Chernack, Holmes, Hudson, Lawson, Napier, Olsson and Robinson are independent within the meaning of the NASDAQ listing standards.  In conjunction with this determination, the Board considered the Corporation’s relationships with Messrs. Hudson and Lawson.  The firm of Hudson and Bondurant, P.C., of which Mr. Hudson was a partner, was retained to perform legal services for the Corporation during fiscal years 2013 and 2014.  The firm of Hudson Law, PLC, of which Mr. Hudson is a member, was retained to perform legal services for the Corporation during fiscal year 2015 and continues to provide such services in 2016.  Thrift Insurance Corporation, of which Mr. Lawson is president, was the Corporation’s insurance agent during fiscal years 2013, 2014 and 2015 and continues to provide such services in 2016.   In each case, however, the Board determined that the relationship did not interfere with the director’s ability to exercise independent judgment as a director of the Corporation.  During 2015, the Board of Directors held one regularly-scheduled executive session meeting attended solely by its independent directors and over which Mr. Hudson presided.

Board Committees and Attendance

During 2015, there were 15 meetings of the Board of Directors of the Corporation.  Each director attended at least 75% of all meetings of the Board and Board committees on which he or she served.

The Corporation has not adopted a formal policy on Board members’ attendance at its annual meeting of shareholders, although all Board members are encouraged to attend and historically most have done so.  All Board members attended the Corporation’s 2015 Annual Meeting of Shareholders.

The Board has three standing committees which are the Audit, Compensation and Nominating Committees.  Each of these committees is comprised solely of independent directors, with the Audit and Compensation committees each having a separate chair. The Nominating Committee does not currently have a Chairman.  The duties of the committees are set forth in their respective committee charters.  The chair of each of these committees is responsible for directing the work of the committee in fulfilling its responsibilities.  In addition to these standing committees, all of the directors participate in the Corporation’s annual strategic planning process.

Audit Committee

Current members of the Corporation’s Audit Committee are Messrs. Causey, Chernack, Napier, and Olsson, each of whom is “independent” for this purpose according to NASDAQ listing standards and the regulations of the SEC.  The Audit Committee engages the Corporation’s independent registered public accountant, approves the scope of the independent registered public accountant’s audit, reviews the reports of examination by the regulatory agencies, the independent registered public accountant and the internal auditor, and regularly provides updates to the Board of Directors as to the Audit Committee’s activities.  The Board has adopted a charter for the Audit Committee which is posted on the Corporation’s website at www.cffc.com under “Investor Relations/Corporate Governance.”  The Audit Committee met 13 times during 2015.  See “Report of the Audit Committee” on pages 37 and 38.

Compensation Committee

Current members of the Corporation’s Compensation Committee are Messrs. Causey, Chernack and Hudson. Each member is “independent” for this purpose according to NASDAQ listing standards. The Corporation’s Board has made an affirmative determination that no member of the Compensation Committee has a relationship with the Corporation that would impair his independence. In conjunction with this determination, the Board considered the Corporation’s business relationship with Mr. Hudson and all factors relevant (including the amount of fees paid) to whether he has a relationship with the Corporation that would impair his ability to make independent judgments about the Corporation’s executive compensation. The Compensation Committee recommends the level of compensation to be paid to the executive officers of the Corporation and certain key officers of the Bank and its subsidiaries, administers all incentive and equity compensation plans for the benefit of such officers, directors and employees eligible to participate in such plans, and regularly provides updates to the Board of Directors as to the Compensation Committee’s activities.  The Board has adopted a charter for the Compensation Committee which is posted on the Corporation’s website at www.cffc.com under “Investor Relations/Corporate Governance.”  The Compensation Committee met nine times during 2015.  See “Compensation Committee Report” on page 31.

Nominating Committee

Current members of the Corporation’s Nominating Committee are Ms. Holmes and Messrs. Causey, Chernack, Hudson, Lawson, Napier, Olsson and Robinson, each of whom is “independent” for this purpose according to NASDAQ listing standards.  The Nominating Committee’s primary responsibility is to identify individuals who have the experience, qualifications, attributes and/or skills to serve on the Board of Directors and to recommend to the Board of Directors for selection, candidates for all directorships to be filled by the Board of Directors or by the Corporation’s shareholders.  The Board has adopted a charter for the Nominating Committee which is posted on the Corporation’s website at www.cffc.com under “Investor Relations/Corporate Governance.”  The Nominating Committee met three times during 2015.  Currently there is no Chairman of the Nominating Committee.  Mr. Hudson presided over all Nominating Committee meetings during 2015 and directed the work of the committee in fulfilling its responsibilities in 2015.

While there are no formal procedures for shareholders to submit director recommendations, the Nominating Committee will consider candidates recommended by shareholders in writing.  Such written submissions should include the name, address and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director.  All such shareholder recommendations should be submitted to the attention of the Corporation’s Secretary, P.O. Box 391, West Point, Virginia 23181, and must be received no later than January 1, 2017 in order to be considered by the Nominating Committee for the annual election of directors in 2017.  Any candidates recommended by a shareholder will be reviewed and considered in the same manner as all other director candidates considered by the Nominating Committee.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition.  However, minimum qualifications include high level leadership experience in business activities, breadth of knowledge about issues affecting the Corporation and time available for meetings and consultation on Corporation matters.  The Nominating Committee seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, to the Corporation and its shareholders.  All candidates must possess the aptitude or experience to understand fully the legal responsibilities of a director and the governance processes of a public company, as well as the personal qualities to be able to make a substantial active contribution to Board deliberations, including intelligence and wisdom, self-assuredness, interpersonal and communication skills, courage and inquisitiveness.  Consideration will also be given to financial management, reporting and control expertise or other experiences that would qualify the candidate as a “financial expert” under established standards.  The Nominating Committee also considers diversity in its evaluation of candidates for Board membership.  Pursuant to its charter, in identifying candidates for Board membership, the Nominating Committee seeks to ensure that the Board, as a whole, is diverse and consists of individuals with various and relevant career experience and backgrounds.  Consideration is given to assuring that the Board, as a whole, adequately reflects the diversity of our constituencies and the communities in which we conduct our business.  The Nominating Committee may consider these and other appropriate factors that contribute to an overall diversity of perspective that enhances the Board’s ability to oversee the Corporation’s business and perform it responsibilities.

The Nominating Committee evaluates potential nominees, whether proposed by shareholders or otherwise, by reviewing their qualifications, reviewing results of personal and reference interviews and reviewing other relevant information.  Candidates whose evaluations are favorable are then chosen by majority vote of the Nominating Committee to be recommended for nomination by the full Board.  The full Board then selects and nominates candidates for election as directors by the shareholders at the Annual Meeting.  The Nominating Committee follows the same process to identify new candidates for recommendation to the full Board in the event of a vacancy on the Board.  No director elected after February 23, 2016, is eligible to serve on the Board of Directors after the Annual Meeting following his or her 75th birthday.  This provision does not apply to any person serving as a director of the Bank on December 31, 1984.

The Board has concluded that each director and director nominee possesses the personal traits described above.  In considering the director and the director nominees’ individual experience, qualifications, attributes and skills, the Board has concluded that the appropriate experience, qualifications, attributes and skills are represented for the Board as a whole and for each of the Board’s committees.  In addition, each director and director nominee possesses characteristics that led the Board to conclude that such person should serve as a director.  The specific experience, qualifications, attributes and skills that the Board believes each director and director nominee possesses are discussed under Proposal One “Election of Directors.”

In accordance with the Corporation’s bylaws, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as director(s) at an Annual Meeting, if the shareholder gives written notice of his or her intent to make such nomination.  A shareholder nomination must include the nominee’s written consent to serve as a director of the Corporation if elected, sufficient background information with respect to the nominee including, but not limited to, the nominee’s name and address, the amount and nature of the nominee’s beneficial ownership of the Corporation’s securities, his or her principal occupation for the past five years, his or her age, and a discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that the nominee should serve as director, sufficient identification of the nominating shareholder, including the shareholder’s name and address, a description of any arrangements or understandings between the shareholder and the nominee pursuant to which the nomination is to be made by the shareholder, and a representation by the shareholder that he or she is the owner of stock of the Corporation entitled to vote at the Annual Meeting and that he or she intends to appear at the Annual Meeting (in person or by proxy) to nominate the individual specified in the notice.  No such nomination was made for the annual election of directors in 2016. Nominations must be received by the Corporation’s Secretary at the Corporation’s principal office in West Point, Virginia, no later than February 13, 2017 for the annual election of directors in 2017.  These requirements are more fully described in Article III, Section 16 of the Corporation’s bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Corporation’s Secretary.

Shareholder Communications with the Corporation’s Board of Directors

The Corporation provides a process for shareholders to send communications to the Board of Directors.  Shareholders who wish to contact the Board of Directors or any of its members may do so by addressing their written correspondence to C&F Financial Corporation, Board of Directors, c/o Secretary, P.O. Box 391, West Point, Virginia 23181.  Correspondence directed to an individual Board member will be referred, unopened, to that member.  Correspondence not directed to a particular Board member will be referred, unopened, to the Chairman of the Board.

Director Compensation

The following table provides compensation information for the year ended December 31, 2015 for each non-employee director of the Corporation’s Board of Directors.

Director Compensation Table for 2015

					Change in
					Pension Value
	Fees				and Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash[2]	Awards[3]	Awards[4]	Compensation	Earnings	Compensation[5]	Total
Name[1]	($)	($)	($)	($)	($)	($)	($)
J. P. Causey Jr.	$35,800	$21,741	-	-	-	$2,033	$59,574
Barry R. Chernack	$40,400	$21,741	-	-	-	$2,033	$64,174
Audrey D. Holmes	$23,000	$21,741	-	-	-	$2,033	$46,774
James H. Hudson III	$27,500	$21,741	-	-	-	$2,033	$51,274
Joshua H. Lawson	$23,000	$21,741	-	-	-	$2,033	$46,774
C. Elis Olsson	$26,000	$21,741	-	-	-	$2,033	$49,774
Paul C. Robinson	$24,200	$21,741	-	-	-	$2,033	$47,974

[1]

Larry G. Dillon, the Corporation’s Chairman of the Board and Chief Executive Officer, and Thomas F. Cherry, the Corporation’s President, CFO and Secretary, are not included in this table.  Both are employees of the Corporation and thus receive no compensation for service as a director.  The compensation received by Mr. Dillon and Mr. Cherry as employees of the Corporation is shown in the Summary Compensation Table on page 32.  Additionally, James T. Napier is not included in this table.  Mr. Napier was first appointed to the Corporation’s Board of Directors in February 2016.

[2]

Includes any fees deferred pursuant to the Corporation’s Directors Non-Qualified Deferred Compensation Plan.  Under the plan, each director may elect to defer any or all of his or her fees.  Deferral elections are made in December of each year for amounts to be earned in the following year.

[3]

Reflects the grant date fair value of the restricted stock award granted to each non-employee director on January 20, 2015 under the C&F Financial Corporation 2013 Stock and Incentive Compensation Plan (the “2013 Stock and Incentive Plan”), calculated in accordance with FASB Accounting Standards Codification Topic 718 (“ASC Topic 718”), based on the closing price of the Corporation’s stock on the date of grant.  As of December 31, 2015, each non-employee director had 1,550 shares of restricted stock outstanding.

[4]	As of December 31, 2015, Messrs. Causey, Chernack, Hudson, Lawson, Olsson and Robinson and Ms. Holmes each had 3,000 stock options outstanding. No options were granted to the directors in 2015.

[5]

The amounts represent nonforfeitable dividends paid on unvested restricted stock awards pursuant to the 2013 Stock and Incentive Plan and the Amended and Restated C&F Financial Corporation 2004 Incentive Stock Plan (the “2004 Incentive Stock Plan”).

The Compensation Committee, appointed by the Board of Directors, annually reviews and evaluates the compensation of the Board, including the appropriate mix of cash and equity compensation.  The Compensation Committee recommends changes in compensation to the Board of Directors for approval.  In December 2011, the Compensation Committee engaged Pearl Meyer & Partners LLC (“Pearl Meyer”), an independent compensation consultant, to update the review of director compensation that was performed in August 2010 to assess the competitiveness of the Board’s total compensation program.  The peer group used for this review consisted of 24 publicly-traded commercial financial institutions headquartered in Virginia, Maryland, North Carolina, South Carolina and Tennessee.  The asset size for this peer group was within the range of $725 million to $2.1 billion, with a median of $1.0 billion based on December 31, 2010 assets.  The following financial institutions were included in the peer group: 1st Financial Services Corporation (NC); Access National Corporation (VA); American National Bankshares Inc. (VA); BNC Bancorp (NC); Cardinal Financial Corporation (VA); Community Bankers Trust Corporation (VA); Crescent Financial Corporation (NC); Eagle Bancorp, Inc. (MD); Eastern Virginia Bankshares, Inc. (VA); ECB Bancorp, Inc. (NC); First Security Group, Inc. (TN); First South Bancorp, Inc. (NC); First United Corporation (MD); HCSB Financial Corporation (SC); Middleburg Financial Corporation (VA); Monarch Financial Holdings, Inc. (VA); National Bankshares, Inc. (VA); NewBridge Bancorp (NC); Peoples Bancorp of North Carolina, Inc. (NC); Shore Bancshares, Inc. (MD); Southern Community Financial Corporation (NC); Tri-County Financial Corporation (MD); Valley Financial Corporation (VA); and Wilson Bank Holding Company (TN).  Based on the results of the review, the Compensation Committee recommended an increase in the cash component and to a lesser degree the equity component of the director compensation program for 2012, which increases were implemented effective January 1, 2012.  During 2013, the Compensation Committee considered current market conditions and recommended an increase in the annual retainer and per meeting fees effective January 1, 2014, which remained generally the same for 2015, except that the annual retainer was further increased to $9,500 from $9,200 based on a management prepared review of director compensation.

During 2015, non-employee members of the Board of Directors of the Corporation each received an annual retainer of $9,500.  In addition, Mr. Causey, as Chairman of the Corporation’s Compensation Committee, received an additional annual retainer of $5,000 and Mr. Chernack, as Chairman of the Corporation’s Audit Committee, received an additional annual retainer of $6,000.  The retainers are payable in quarterly installments.  The Chairman of the Nominating Committee (when such position is filled) does not receive an additional annual retainer.  In addition, all non-employee members of the Board of Directors of the Corporation received a base meeting fee of $600 per day for Corporation Board, Bank Board, Bank subsidiary Board, or committee meeting attendance and a fee of $300 for secondary meeting attendance for each additional Corporation Board, Bank Board, Bank subsidiary Board, or committee meeting of any Board held on the same day as a meeting for which the base meeting fee is paid.

In July 2015, the Compensation Committee engaged Pearl Meyer to update the review of director compensation that was performed in December 2011.  The peer group used for the director compensation review was the same peer group used for the 2015 review of the CEO, President / CFO and the Chief Credit Officer (“CCO”) of the Bank compensation, which is described on pages 18 and 19 under “2015 Pearl Meyer Executive Compensation Review.”  The review found that total director compensation, which includes cash and equity, was above the 80th percentile of the peer group.  The cash component of director compensation was at the 46th percentile of the peer group.  In addition, the review found that the total board cost was at the 55th percentile and the annual retainer was below the median of $12,000.  As a result of this review, effective January 1, 2016, the annual retainer was increased to $10,000.

In addition to cash compensation, non-employee members of the Board of Directors of the Corporation are eligible to participate in the 2013 Stock and Incentive Plan and were previously eligible to participate in the

2004 Incentive Stock Plan after it was amended in 2008.  Under the 2013 Stock and Incentive Plan, directors are eligible to receive awards of restricted stock units, stock options, stock appreciation rights, restricted stock and other stock-based awards. Under the 2004 Incentive Stock Plan, directors were eligible to receive awards of restricted stock units, stock options, stock appreciation rights and restricted stock.  On January 20, 2015, each non-employee director was granted 575 shares of restricted stock and the fair value of the restricted stock on the grant date was $37.81 per share.  These shares of restricted stock vest in their entirety on the third anniversary of the grant date.  Prior to the 2008 amendment of the 2004 Incentive Stock Plan, non-employee members of the Board of Directors of the Corporation participated in the Amended and Restated C&F Financial Corporation 1998 Non-Employee Director Stock Compensation Plan (the “Director Plan”), which expired in 2008.  Under the Director Plan, directors were granted annually a minimum of 1,000 and a maximum of 2,000 options to purchase the Corporation’s common stock at a price equal to the fair market value of the Corporation’s common stock at the date of grant.  All options issued under the Director Plan expire ten years from the date of grant.

Interest of Management in Certain Transactions

As of December 31, 2015, the total maximum extensions of credit (including used and unused lines of credit) to policy-making officers, directors and their associates amounted to $4.2 million, or 3.2% of total year-end capital.  The maximum aggregate amount of such indebtedness outstanding during 2015 was $3.7 million, or 2.8% of total year-end capital.  These loans were made in the ordinary course of the Bank’s business, on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the same time for comparable transactions with unrelated parties, and in the opinion of management and the Corporation’s Board, do not involve more than the normal risks of collectability or present other unfavorable features.  The Corporation expects to have similar banking transactions in the future with its officers, directors and their associates.

The Corporation’s Board of Directors has adopted a written policy with respect to related party transactions that governs the review, approval or ratification of covered related party transactions.  The Audit Committee oversees this policy.  The policy generally provides that we may enter into a related party transaction only if the Audit Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party or the transaction involves compensation approved by the Compensation Committee.

In the event management determines to recommend a related party transaction, the transaction must be presented to the Audit Committee for approval.  After review, the Audit Committee will approve or disapprove such transaction and quarterly, management will update the Audit Committee as to any material change to the proposed related party transaction.  The Audit Committee approves only those related party transactions that are in, or are not inconsistent with, the best interests of the Corporation and its shareholders, as the Audit Committee determines in good faith.

For purposes of this policy, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Corporation or a subsidiary is, was or will be a participant and the amount involved exceeds $120,000 and in which any related party had, has or will have a direct or indirect material interest.  For purposes of determining whether a transaction is a related party transaction, the Audit Committee refers to Item 404 of Regulation S-K, promulgated under the Exchange Act.

A “related party” is (i) any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the Corporation or a nominee to become a director, (ii) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities, (iii) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner, and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Compensation Committee Interlocks and Insider Participation

During 2015 and up to the present time, there were transactions between the Corporation’s banking subsidiaries and certain members of the Compensation Committee or their associates, all consisting of extensions of credit by the Bank in the ordinary course of business.  Each transaction was made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the same time for comparable transactions with unrelated parties. In the opinion of management and the Corporation’s Board, none of the transactions involved more than the normal risk of collectability or presented other unfavorable features.

None of the members of the Compensation Committee has served as an officer or employee of the Corporation or any of its affiliates.  James H. Hudson III, a Class I director, currently serves as a member of the Compensation Committee.  The firm of Hudson Law, PLC, of which Mr. Hudson is a member, was retained to perform legal services for the Corporation during fiscal year 2015 and continues to provide such services in 2016.

Compensation Policies and Practices as They Relate to Risk Management

The Corporation, under the guidance of the Compensation Committee, has reviewed the compensation policies and practices of the Corporation as they relate to risk management.  This review included both executive officer and non-executive officer compensation policies and practices and factors in place to mitigate any excess risk.  In conducting the review, management focused on the risks associated with the Corporation's compensation policies and practices and evaluated those risks in light of the Corporation's operations and the internal compensation approval and compliance systems developed by the Corporation.  The Corporation has determined that its policies and practices, including mitigating factors, are not reasonably likely to have a material adverse effect on the Corporation.

Although the Corporation is no longer a participant in the Capital Purchase Program, the Compensation Committee decided to retain the position of senior risk officer and to meet with the Corporation’s senior risk officer to discuss, evaluate and review senior executive officer (“SEO”) compensation plans and other employee compensation plans and the risks these plans pose to the Corporation.  In connection with this risk review, the Compensation Committee will identify and limit or mitigate features in SEO compensation plans that could encourage SEOs to take unnecessary and excessive risks that threaten the Corporation’s value (including behavior focused on short-term results rather than long-term value creation) and identify and limit or mitigate features in employee compensation plans that pose risks to the Corporation (including behavior focused on short-term results rather than long-term value creation).  In addition, the Committee will discuss, evaluate and review employee compensation plans and eliminate or mitigate features that could encourage the manipulation of reported earnings to enhance an employee’s compensation.  These reviews are completed at least once a year.

For the review conducted during May of 2015, the Committee evaluated the plans discussed in detail in the “Compensation Discussion and Analysis” presented below, as well as several additional employee compensation arrangements that provide for variable cash compensation, bonus, commission or incentive payments to employees other than the SEOs. As a result of the risk and manipulation review, the Compensation Committee concluded that these plans do not encourage unnecessary and excessive risks that threaten the value of the Corporation or the manipulation of reported earnings to enhance the compensation of any employee and determined that the potential risks arising from these plans are not reasonably likely to have a material adverse effect on the Corporation.

EXECUTIVE COMPENSATION

By definition, “named executive officers” refers to a corporation’s CEO and CFO and up to three additional most highly compensated executive officers whose total compensation exceeded $100,000 for the most recent year.  Throughout this Proxy Statement, the Corporation’s named executive officers (or “NEOs”) are its CEO, President / CFO, the President and CEO of C&F Mortgage Corporation (the “Mortgage Corporation”), the CCO of the Bank, and the President of C&F Finance Company (“C&F Finance”).

Compensation Discussion and Analysis

Overview of Compensation Program.  The Compensation Committee (for purposes of this discussion, the “Committee”) of the Board has responsibility for establishing, implementing and continually monitoring adherence to the Corporation’s compensation philosophy. The Committee is responsible for ensuring that the total compensation paid to executives is fair, reasonable and competitive.  The Committee may, consistent with applicable law, regulations, NASDAQ requirements or plan provisions, delegate certain of its authority to the CEO, a designee, or other appropriate members of management, including matters relating to the compensation or election as officers of the Corporation’s employees other than the Corporation’s executive officers.

Overall Philosophy.  The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Corporation, and which aligns executives’ interests with those of the shareholders by rewarding performance that exceeds established goals within the Corporation’s risk profile, with the ultimate objective of improving long-term shareholder value.

The overall compensation strategy is based on the following four principles: (1) achieve and sustain superior long-term performance, (2) directly support positive business strategies and goals, (3) attract and retain key executives who are crucial to the long-term growth and profitability of the Corporation, and (4) pay for performance by maintaining competitive compensation programs for top tier performance, in each case while maintaining the overall safety and soundness of the Corporation.

2015 Say-on-Pay Vote.  Although the advisory shareholder vote to approve executive compensation is non-binding, the Committee has considered, and will continue to consider, the outcome of this vote when making compensation decisions for our CEO and other NEOs.  At our 2015 Annual Meeting of Shareholders, approximately 95% of the shareholders who voted on the “say-on-pay” proposal approved the compensation of our named executive officers, while approximately 5% voted against the proposal.  The Committee believes that this shareholder vote strongly endorses the compensation philosophy of the Corporation.  The Committee has not significantly changed the executive compensation program given the result of the shareholder vote.

2013 Frequency of Advisory Vote on Executive Compensation.  Although the advisory shareholder vote on the frequency of the advisory vote on executive compensation is non-binding, the Committee has considered, and will continue to consider, the outcome of this vote.  At our 2013 Annual Meeting of Shareholders, approximately 80% of the shareholders who voted on the “frequency” proposal voted for an every year frequency.  The Committee, therefore, has decided to include a “say-on-pay” proposal every year.  The next advisory vote to approve executive compensation will occur at our 2017 Annual Meeting of Shareholders.  The next advisory vote on the frequency of the advisory vote on executive compensation will occur at the 2019 Annual Meeting of Shareholders.

Compensation Process.  The Committee determines and recommends to the Board of Directors the compensation of the CEO.  The Committee also approves all compensation of the Corporation’s executive officers and certain other senior officers of the Corporation and its subsidiaries, which include the President / CFO, CCO, Senior Vice President of Retail, Regional Presidents, the Senior Vice President of Human Resources and the Treasurer of the Bank; the President and CEO and the Executive Vice President and Chief Operating Officer of the Mortgage Corporation; the President, Executive Vice President and Senior Vice President of C&F Finance; and the President of C&F Wealth Management Corporation.

The Committee evaluates both performance and compensation to ensure that the Corporation maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of the Corporation’s peer companies.

The Committee, on its own initiative, reviews the performance and compensation of each of these senior officers and following discussions with the CEO and, as it deems appropriate, a compensation consultant or other appropriate advisors, establishes the senior officers’ compensation levels.  For the remaining officers, the CEO makes recommendations to the Committee that generally, with minor adjustments, are approved. The Committee engaged Pearl Meyer as an independent compensation consultant in connection with executive compensation decisions for 2015, as discussed below.

In consultation with senior management, the Committee approves the Corporation’s compensation philosophy to ensure that it is consistent with the Board’s intent, as well as the long-term interests of the Corporation’s shareholders. This includes, but is not limited to, annual review and approval of goals and objectives relevant to the compensation of the CEO, and evaluation of the performance of the CEO in light of these goals and objectives. The Committee reviews and approves, as appropriate, any new incentive compensation plans, including equity-based plans, and, as may be deemed necessary, any amendments to existing plans relating to executive officers and other senior officers.

The Committee also acts as the Incentive Stock Committee (or similarly named committee) for the Corporation’s stock incentive plans and recommends awards to the Board of Directors for approval, including stock options, restricted stock awards, performance stock awards, restricted stock units or other similar awards as provided in the 2013 Stock and Incentive Plan or any successor plan and previously under the 2004 Incentive Stock Plan.

Establishing Executive Compensation.  To achieve the aims of the overall compensation strategy, the Committee compensates executives and other selected senior managers through a combination of base salary, bonus, deferred and equity compensation designed to be competitive with comparable companies and to create alignment between executives’ and shareholders’ interests.

In July 2013, the Committee engaged Pearl Meyer, an independent compensation consulting firm, to review executive compensation for key executives (the “2013 Review”), including the CEO, CFO and CCO. The results of the 2013 Review were used by the Committee to assess the reasonableness of the executives’ total direct compensation, which for purposes of the 2013 Review consisted of base salary, performance-based incentive compensation and equity-based awards.  For comparison purposes, the 2013 Review used a peer group (“2013 peer group”) analysis and a market analysis.  The 2013 Review was performed to assess the reasonableness of the total direct compensation of the CEO, CFO, CCO, and certain other senior officers of the Bank.  The 2013 Review did not review the compensation of the President and CEO of the Mortgage Corporation or the President of C&F Finance.

The 2013 peer group analysis consisted of 20 publicly-traded commercial financial institutions headquartered in Virginia, Maryland, North Carolina, and South Carolina and used 2012 proxy data, which was the most recently completed fiscal year at the time of the 2013 Review.  The asset size for this peer group was within the range of $766 million to $1.9 billion, with a median of $1.1 billion based on December 31, 2012 assets.  The peer group included all financial institutions satisfying these criteria with the exception of any financial institution that applied for participation in the Capital Purchase Program and did not receive approval, is subject to a written agreement or consent order with a regulatory agency, or has had its common stock delisted from a national securities exchange due to stock price.  Based on these criteria, the following financial institutions were included in the peer group:  NewBridge Bancorp (NC); First United Corporation (MD); Community Bankers Trust Corporation (VA); Shore Bancshares, Inc. (MD); Eastern Virginia Bankshares, Inc. (VA); Peoples Bancorp of North Carolina, Inc. (NC); National Bankshares, Inc. (VA); Middleburg Financial Corporation (VA); Old Point Financial Corporation (VA); Tri-County Financial Corporation (MD); American National Bankshares Inc. (VA); Southern First Bancshares, Inc. (SC); Valley Financial Corporation (VA); Monarch Financial Holdings, Inc. (VA); Access National Corporation (VA); Yadkin Financial Corporation (NC); Palmetto Bancshares, Inc. (SC); Security Federal Corporation (SC); Old Line Bancshares, Inc. (MD); and Virginia Heritage Bank (VA).

The market analysis (which included total cash compensation only) was based on the following surveys:

•	American Bankers Association, 2012 Compensation & Benefits Survey
•	Pearl Meyer & Partners, 2012 Banking Compensation Survey Report
•	Pearl Meyer & Partners, 2012 National Banking Compensation Survey Report

The market analysis was also based on Pearl Meyer’s proprietary database of banking institutions.  All survey data was updated to January 1, 2014, using an annual update factor of 3%, which was the projected total 2013 salary increase for the financial services industry according to WorldatWork’s 2012/2013 Total Salary Increase Budget Survey.

The 2013 Review concluded that total compensation for the CEO was at the 65th percentile of the 2013 peer group data and was at 92% of the median using the market analysis data.  When reviewing the data for the CFO, the 2013 Review considered data for both chief financial officers and chief operating officers in order to encompass the CFO’s range of responsibilities at that time.  The 2013 Review concluded that total compensation for the CFO was at the 83rd percentile of the 2013 peer group data and was at 137% of the median using the market analysis data.  The 2013 Review concluded that total compensation for the CCO was 104% of the median using the market analysis data.  There was insufficient peer group data available for a meaningful analysis of total compensation for the CCO.

In addition to reviewing compensation, the 2013 Review considered the structure of both the performance-based incentive and equity-based award metrics for the CEO and the CFO.  The 2013 Review did not consider the structure of performance-based incentive and equity-based award metrics for the CCO. No changes were made to the structure of performance-based incentive or equity-based award metrics as a result of the 2013 Review.  Based on previous recommendations from Pearl Meyer, the performance-based incentive metrics include an asset quality component in addition to return on average equity (“ROE”) and return on average assets (“ROA”) metrics.  The Corporation’s five-year total shareholder return is compared to a custom index comprised of the peer companies selected each year based on criteria developed by Pearl Meyer, and the measurement date for determining equity-based awards is December 31st.  Further, a scaled payout percentage is used to determine the equity-based awards earned under the management incentive plan, rather than an absolute percentage based on achieving the overall goal.  Finally, the same criteria from the 2013 peer group described above are used to determine the peer group in subsequent years, with the companies meeting these criteria subject to change from year to year as the peer group is updated to account for changes in asset size due to mergers, acquisitions or growth.

Base annual salary and short-term incentive compensation for the President and CEO of the Mortgage Corporation are established by an employment agreement originally entered into in 1995 and amended and restated as of January 1, 2013.  The employment agreement provides for a fixed annual base salary and a performance-based short-term incentive directly related to the profitability of the Mortgage Corporation.  The President and CEO of the Mortgage Corporation was responsible for bringing all of the critical personnel and operations of the Mortgage Corporation to the Corporation, at no cost to the Corporation.  As a result, his employment agreement included a bonus provision for a percentage of future profits.

For 2015, base annual salary and short-term incentive compensation for the President of C&F Finance were established based on recommendations from the CEO which were based on the overall performance of C&F Finance.  Performance of C&F Finance is evaluated based on net income, asset quality metrics and earning asset growth as well as achievement of other strategic goals as evaluated by the Committee.

Benchmarking.  In establishing a peer group for 2015, for purposes of performance-based incentive compensation and equity compensation, the Committee used similar criteria for determining the annual peer group that Pearl Meyer used in the 2013 Review.  The updated peer group consisted of 24 publicly-traded commercial financial institutions headquartered in Virginia, Maryland, North Carolina, Tennessee, West Virginia and Kentucky.  The additional states of Tennessee, West Virginia and Kentucky were added to ensure a sufficient peer group size.  South Carolina was removed due to the lack of financial institutions meeting the other criteria.  The asset size for this peer group was within the range of $780 million to $2 billion, with a median of $1.1 billion based on December 31, 2014 assets.  Based on the criteria described above, the following financial institutions were included in the peer group: Access National Corporation (VA); American National Bankshares Inc. (VA); Avenue Financial Holdings Inc. (TN); Community Bankers Trust Corporation (VA); The Community Financial Corporation (MD); Eastern Virginia Bankshares, Inc. (VA); Farmers Capital Bank Corporation (KY); First South Bancorp, Inc. (NC); First United Corporation (MD); Franklin Financial Network Inc. (TN); HopFed Bancorp, Inc. (KY); Middleburg Financial Corporation (VA); Monarch Financial Holdings (VA); National Bankshares, Inc. (VA); Old Line Bancshares, Inc. (MD); Old Point Financial Corporation (VA); Peoples Bancorp of North Carolina, Inc. (NC); Premier Financial Bancorp, Inc. (WV); Select Bancorp, Inc. (NC); Shore Bancshares, Inc. (MD); Southern National Bancorp of Virginia Inc. (VA); Summit Financial Group Inc. (WV); WashingtonFirst Bankshares, Inc. (VA), and Xenith Bankshares, Inc. (VA).

2015 Pearl Meyer Executive Compensation Review (“2015 Review”).  During 2015, the Committee engaged Pearl Meyer to perform an updated executive compensation review.  This review was completed and presented to the Committee in July 2015.  Similar to the 2013 Review, the 2015 Review was performed to assess the reasonableness of the total direct compensation of the CEO, President / CFO, CCO, and certain other senior officers of the Bank.  When reviewing the President / CFO, the 2015 Review considered publicly available proxy information for the 2015 peer group discussed above for both presidents and chief operating officers, when the chief operating officer was the second highest paid employee, in order to encompass the President / CFO’s range of responsibilities.  The 2015 Review used a peer group analysis and a market analysis.  The peer group analysis reviewed both total cash compensation and total compensation.  Total compensation included total cash paid plus equity and retirement compensation.  The market analysis reviewed total cash compensation only.

The peer group for this 2015 Review (the "2015 peer group”) consisted of publicly-traded financial institutions headquartered in Maryland, North Carolina, Kentucky, Virginia and West Virginia, which consisted of 19 financial institutions with assets ranging from $1 billion to $2.5 billion with a median asset size of $1.3 billion.  Based on these criteria, the following financial institutions were included in the peer group: Access National Corporation (VA); American National Bankshares Inc. (VA); Community Bankers Trust Corporation (VA); The Community Financial Corporation (MD); Eastern Virginia Bankshares, Inc. (VA); Farmers Capital Bank Corporation (KY); First United Corporation (MD); HomeTrust Bancshares, Inc. (NC); Middleburg Financial Corporation (VA); Monarch Financial Holdings (VA); National Bankshares, Inc. (VA); NewBridge Bancorp (NC); Old Line Bancshares, Inc. (MD); Park Sterling Corporation (NC); Premier Financial Bancorp, Inc. (WV); Shore Bancshares, Inc. (MD); Stock Yards Bancorp, Inc. (KY); Summit Financial Group Inc. (WV); and WashingtonFirst Bankshares, Inc. (VA).  The peer group analysis concluded that total cash compensation for the CEO, President / CFO and CCO was at the 51st, 66th, and 49th percentile, respectively; and total compensation for the CEO, President / CFO, and CCO was at the 66th, 87th, and 62nd percentile, respectively.

The market analysis was based on data from the 2014 American Bankers Association Compensation and Benefits Survey, the Pearl Meyer: 2014 National Banking Compensation Survey Report, the 2014 Northeast Banking Compensation Survey and Report, the 2015 peer group and other additional Pearl Meyer proprietary survey sources.  The market analysis concluded total cash compensation for the CEO, President / CFO, and the CCO was approximately at the 52nd, 58th, and 57th percentile, respectively.

The results of the 2015 Review concluded that overall executive compensation was competitive with the market.  The 2015 Review will be taken into account for the 2016 executive compensation decisions; with the exception of the advice Pearl Meyer provided regarding the 2015 peer group, the 2015 Review did not affect the 2015 executive compensation.

During 2013, 2014, and 2015, Pearl Meyer did not provide any consulting services to the Corporation other than in connection with non-employee director and executive compensation, and it maintains no other economic relationship with the Corporation.  The Committee assessed the independence of Pearl Meyer pursuant to SEC and NASDAQ rules and concluded that the advice it receives from Pearl Meyer is objective and not influenced by other relationships that could be viewed as conflicts of interest.

2015 Executive Compensation Components.  For 2015, the principal components of compensation for named executive officers as defined in Item 402 of Regulation S-K were:

•	base salary;
•	performance-based incentive compensation;
•	equity compensation;
•	retirement and other benefits; and
•	perquisites.

These elements combine to promote the objectives described above.  Base salary, retirement plans and other benefits and perquisites provide a minimum level of compensation that helps attract and retain qualified executives.  Performance-based incentives and equity compensation reward achievement of short-term and long-term goals and align executive compensation with the creation of longer-term shareholder value and promote retention.

Base Salaries.  We provide NEOs and other employees with base salaries to compensate them for services rendered during the fiscal year.  Base salaries for NEOs (with the exception of the President and CEO of the Mortgage Corporation and the President of C&F Finance) are determined for each executive based on his or her position and responsibility by using market data.  Salary levels are considered annually as part of the Committee’s performance review process as well as upon a promotion or other change in job responsibility.  During its review of base salaries for executives for 2015, the Committee primarily considered:

•	Market data provided by Pearl Meyer in 2013;
•	Compensation data for the 2013 peer group;
•	Responsibilities of the executive;
•	Internal review of the executive’s compensation relative to other officers; and
•	Individual performance of the executive.

For 2015, for the CEO, the Committee took into account the factors identified above and Pearl Meyer’s 2013 Review results that indicated the CEO average base salary for peer financial institutions was $355,000 in 2012.  At the CEO’s request, his base salary was limited to $285,000 in 2013, $300,000 in 2014, and $309,000 in 2015.  For the President / CFO, the Committee, after taking into account the factors identified above and his promotion to President, determined that his base salary should be increased to $275,000 for 2015 from $252,000 for 2014. In addition to the factors mentioned above, the Committee determined the base salary was appropriate in light of the President / CFO’s responsibilities, which include the functions of a chief operating officer, and his duties associated with the oversight of C&F Finance, a significant subsidiary of the Corporation.  For the CCO, the Committee, after taking into account the factors identified above and the number of years of service at the Bank determined that his base salary should be increased to $185,000 for 2015 from $179,560 for 2014. For the President of C&F Finance, based on the performance of C&F Finance during 2014, determined his base salary should be increased to $211,500 for 2015 from $205,000 for 2014.  Similar analyses were performed for other senior officers.

Performance-Based Incentive Compensation.  Short-term cash incentive compensation for the CEO, President / CFO, CCO and President of C&F Finance is governed by the Corporation’s Management Incentive Plan (“MIP”) adopted in 2005, as amended in 2015.  Under the MIP, at the beginning of 2015 the Committee established performance objectives for the Corporation and the award formula or matrix by which all incentive awards were to be calculated.  Executive officers were assigned a cash award target, to be paid if the Corporation achieved targeted performance goals in 2015, as well as minimum and maximum award levels if the Corporation achieved below or above the targeted performance goals. The Committee has the discretion to adjust upward or downward any award earned under the MIP or to grant an award even when minimum goals are not achieved.

For the CEO and President / CFO, incentive compensation is designed to reward overall corporate performance by setting awards based on ROE and ROA relative to ROE and ROA of the peer financial institutions selected by the Committee to establish compensation levels for the CEO and President / CFO, in 2015.  The incentive compensation for the CCO is based on the financial performance of the Bank as measured by net income, asset quality, and a subjective evaluation of other goals related to productivity, efficiency and customer service.  The incentive compensation for the President of C&F Finance is based on the financial performance of C&F Finance as measured by ROA and net income and a subjective evaluation of asset quality and other strategic goals by the Committee.  The cash incentive compensation for the President and CEO of the Mortgage Corporation is set forth in his employment agreement and is based solely on a percentage of income before taxes generated by the Mortgage Corporation.

The remainder of management has more diverse performance goals consistent with the business they are managing.  Where an employee has responsibility for the performance of a particular business, the performance goals are heavily weighted toward the operational performance of that unit.  However, for members of the senior management team of the Bank (not including the NEOs) a portion of their bonus is based on the ROE and ROA of the Corporation relative to the ROE and ROA of the peer financial institutions.  All other employees earn bonuses based on the operational performance goals they have been assigned.

The cash award targets for the CEO and President / CFO for 2015 were based on achievement of a corporate goal, which was a weighted measure of the Corporation’s ROE and ROA for 2015 relative to the 2015 peer group.  This measure is the combined ranking of ROE and ROA of the 2015 peer group placing twice the weight on ROE ranking.  Depending on the level of achievement with respect to the corporate goal under the MIP, for 2015 the CEO could earn a cash award of up to a maximum of 90% of his base salary as of January 1, 2015 and the President / CFO could earn a cash award of up to a maximum of 80% of his base salary as of January 1, 2015.  The Committee chose these award levels so that the maximum awards would be paid when the Corporation has performed the best in the 2015 peer group based on combined ROE and ROA performance, while performance below the 40th percentile (the minimum award level) would result in no incentive payment.  The Committee has the discretion under the MIP to adjust upward or downward any award earned under the MIP within the minimum and maximum award levels established by the Committee, or to grant an award even if the minimum corporate goal is not achieved.  The Committee may also adjust any award calculated based on the Corporation’s ROE and ROA performance versus the 2015 peer group, based on a review of the asset quality of the Corporation as part of its overall safety and soundness perspective.  As part of this review, the Committee looked at asset quality measures at the Bank, C&F Finance and the Mortgage Corporation. These

asset quality metrics included nonperforming assets to total loans, nonperforming assets to average assets, charge off ratios, delinquency percentages, loan indemnifications, and extension rates on loans and repossession rates, including quarterly trends and comparisons to available asset quality metrics of the companies in the 2015 peer group.  Based on the Corporation’s ROE and ROA for 2015, in which the Corporation achieved results in excess of the 80th percentile of the 2015 peer group, and the Committee’s review of relevant asset quality metrics, the CEO was entitled to a cash bonus of 71.4% of his base salary for 2015, but based on a recommendation from the CEO, the Committee awarded him a cash bonus of 56.3% of his base salary.  The President / CFO was entitled to and received a cash bonus of 63.5% of his base salary for 2015.

The determination of the cash award for the CCO for 2015 under the MIP begins with a similar analysis of the performance of the Bank as measured by net income and asset quality as discussed above for the CEO and President / CFO, but also includes a subjective evaluation of other goals related to productivity, efficiency and customer service at the Bank.  Depending on the level of achievement with respect to these goals, the CCO could earn a cash award of 25% of his base salary as of January 1, 2015.  This amount may be increased to up to 200% or decreased to 0%. Based on the CCO’s achievements for 2015 and a recommendation by the CEO to the Committee, he was awarded a cash bonus of 24% of his base salary for 2015.

The cash award for the President of C&F Finance for 2015 is a percentage of net income of C&F Finance based on a sliding scale relative to the ROA of C&F Finance and adjusted in the Committee’s discretion based on a review of asset quality measures of C&F Finance and other strategic goals as evaluated by the Committee.  Depending on the level of ROA achieved by C&F Finance for 2015, the President of C&F Finance could earn a cash award of between .45% and 1.35% of the net income of C&F Finance.  Based on the President of C&F Finance’s achievements for 2015 and a recommendation by the CEO to the Committee, he was awarded a cash bonus of 1.18% of the net income of C&F Finance, which equated to approximately 40% of his base salary for 2015.

All short-term incentive payments to the President and CEO of the Mortgage Corporation for 2015 were made in accordance with his employment agreement and related directly to the profitability of the Mortgage Corporation.

Equity Compensation.  The Corporation adopted the 2013 Stock and Incentive Plan effective April 16, 2013.  The plan permits the issuance of up to 500,000 shares of common stock for awards to key employees and non-employee directors of the Corporation and its subsidiaries, which includes members of a regional or advisory board of the Corporation and its subsidiaries in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-based awards and cash awards.  With respect to executive compensation, the purpose of the 2013 Stock and Incentive Plan is to promote the success of the Corporation and its subsidiaries by providing incentives to key employees and non-employee directors to achieve corporate objectives and link their personal interests with the long-term financial success of the Corporation and with growth in shareholder value, without exposing the Corporation or its subsidiaries to imprudent risks.  The 2013 Stock and Incentive Plan is designed to provide flexibility to the Corporation in its ability to motivate, attract, and retain the services of key employees and directors. Prior to April 16, 2013, equity compensation awards were granted under the 2004 Incentive Stock Plan.

Each year, the Committee considers the desirability of granting long-term incentive awards under the 2013 Stock and Incentive Plan.  The Committee may utilize stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-based awards or a combination thereof, to focus executive officers, as well as other officers, on building profitability and shareholder value.  The Committee notes in particular its view that equity grants make a desirable long-term compensation method because they closely align the interests of management with shareholder value.  The Committee has the authority to establish equity goals and awards for all participants.

Historically, the primary form of equity compensation awarded by the Corporation was incentive and non-qualified stock options.  This form was selected because of the favorable accounting and tax treatments received.  However, beginning in 2006 the accounting treatment for stock options changed, making stock options a less attractive form of equity compensation.  Consequently, certain changes were made to the equity award program.  First, the form of equity award was changed to restricted stock.  Second, a holding period and minimum stock ownership requirement was established for equity awards.

Under the MIP, executive officers may be awarded equity-based awards under the 2013 Stock and Incentive Plan based on the achievement of targeted performance goal(s).  For 2015, the equity-based award targets for the CEO and President / CFO were based solely on achievement of one corporate goal, which was five-year total shareholder return (“TSR”) of the Corporation compared to the TSR of the 2015 peer group index. The Committee chose this longer-term measure because the Committee wanted to reward sustained performance.  If the corporate goal is achieved under the MIP, for 2015 the CEO could earn a target equity-based award of 45% of his base salary as of January 1, 2015 and the President / CFO could earn a target equity-based award of 40% of his base salary as of January 1, 2015.  These targets were selected to maintain overall compensation competitiveness if the Corporation shows sustained total shareholder return relative to its peers.  The MIP permits the Committee to award a scaled payout based on performance that is higher or lower than the target.  For 2015, if the Corporation’s TSR divided by the 2015 peer group index TSR is equal to or higher than 0.70, the CEO and President / CFO would earn 50% of their target award; if the Corporation’s TSR divided by the 2015 peer group index TSR is equal to 0.80 or 0.90, the CEO and President / CFO would earn 65% or 80%, respectively, of their target award.  If the Corporation’s TSR divided by the 2015 peer group index TSR is less than 0.70 or greater than 1.0, the Committee could use its discretion to grant an award or increase an award to no more than 200% of the target. This ability to make equity-based awards based on the scaled payout percentage is in addition to the Committee’s ability to adjust an award upward or downward in its discretion.

The President and CEO of the Mortgage Corporation, CCO, and President of C&F Finance do not have a targeted equity-based award stated as a percentage of base salary.  As with the CEO and President / CFO, if the one corporate goal mentioned above is met or the Committee at its discretion grants an award, the other NEOs are eligible for an equity-based award.  Grants of equity for the NEOs excluding the CEO and President / CFO are recommended to the Committee by the CEO based on a subjective determination of the performance of the Bank, C&F Finance and the Mortgage Corporation, as applicable, for the fiscal year.

The measurement date for the 2015 equity-based awards under the MIP was December 31, 2015.  As of December 31, 2015, the Corporation’s TSR divided by the 2015 peer group index TSR was .94.  Based on this performance and the scaled payout formula discussed above, the equity-based awards to the CEO and President / CFO were calculated to be approximately 3,200 and 2,500 shares, respectively, which represents 88% of their equity-based award targets.  Based on this calculation and the exercise of its discretion as permitted under the MIP, on January 19, 2016 the Committee granted 4,000 shares of restricted stock each to the CEO and President / CFO, which amounted to 49% and 55% of their base salaries, respectively.  The Committee elected to exercise its discretion and grant additional shares based on the Corporation’s 2015 financial performance as measured by net income, and an evaluation of actual to budgeted net income, and the achievement of other strategic initiatives.

Based on performance with respect to the corporate goal, the performance of the Bank, C&F Finance, and the Mortgage Corporation, as applicable, and the exercise of its discretion as permitted under the MIP, on January 19, 2016 the Committee granted 750 shares of restricted stock to the CCO, 1,750 shares of restricted stock to the President of C&F Finance, and 850 shares of restricted stock to the President and CEO of the Mortgage Corporation, which amounted to 15%, 32%, and 15% of their base salaries, respectively.

The Committee believes that granting these awards will assist in retaining the services of the CEO, President / CFO, President and CEO of the Mortgage Corporation, CCO, and President of C&F Finance because these awards generally do not vest for five years.  The amount of each award was based on achieving the corporate goal mentioned above and on the executive officer’s performance, the level of his responsibilities, and internal equity considerations.

The Corporation’s practice is to determine the dollar amount of equity compensation that is to be awarded for the equity component of the MIP and then to grant a number of shares of restricted stock that have a fair market value equal to that amount on the date of grant, rounded to avoid fractional shares.  The fair market value is determined based on the closing price of the stock on the date of grant.  For NEOs, awards are generally made at the January meeting of the Board of Directors each year.  For all other employees, with the exception of significant promotions and new hires, awards are generally made at the December meeting of the Board of Directors each year.  The restricted stock granted for 2015 performance under the MIP is “time based.”  In order for the restricted stock to be earned or vest, the employee must remain employed for a period of five years after the date of grant.  Once restricted stock awards vest, employees may not sell more than 50% of the award until a minimum level of stock ownership by the employee is achieved.  Minimum ownership levels range from two times annual base salary for the CEO, one and one-half times annual base salary for the President / CFO, two times annual base salary for the President and CEO of the Mortgage Corporation, one and one-half times annual base salary for the President of C&F Finance, and one times annual base salary for the CCO and other senior officers.

Retirement and Other Benefits.   The Bank maintains a tax-qualified cash balance pension plan known as the VBA Master Defined Benefit Plan for Citizens and Farmers Bank (the “Retirement Plan”) covering substantially all Bank employees who had reached the age of 21 and had been fully employed for at least one year.  Under the cash balance plan, each participant’s account receives two forms of credits:  compensation credits and interest credits.  Compensation credits equal a percentage of each participant’s compensation.  Compensation for this purpose includes both salary and bonus, subject to the compensation limit applicable to tax-qualified plans, which limit was $265,000 for 2015.  The applicable compensation credit percentage ranges between 1% and 12% depending on the participant’s combined age and years of credited service at the end of each plan year.  Interest credits for a year are based on the prior year’s December average yield on 30-year Treasuries plus 150 basis points, not to exceed the Internal Revenue Service (“IRS”) third segment rate.

Upon termination of employment and after having completed at least three years of service, a participant will receive the amount then credited to the participant’s cash balance account in an actuarially equivalent joint and survivor annuity (if married) or single life annuity (if not married).  The participant may also choose from other optional forms of benefit, including a lump sum payment in the amount of the cash balance account.  The Retirement Plan does not cover non-employee directors.  The amount expensed for the Retirement Plan during the year ended December 31, 2015 was $533,772.  The Retirement Plan allows for early retirement at the age of 55 and ten years of service.  The amount available at this age will be the amount then credited to the participant’s cash balance account.  Mr. Dillon is eligible for early retirement under the Retirement Plan and was entitled to a payment of $1,472,635 as of December 31, 2015.

The Bank maintains a tax-qualified 401(k) plan known as the Virginia Bankers Association Master Defined Contribution Plan for Citizens and Farmers Bank (the “Savings Plan”), pursuant to which all Bank employees, including the CEO, President / CFO, and CCO, may make pre-tax contributions to the plan of up to 95% of covered compensation, subject to certain limitations on the amount under federal law.  The Bank will match 100% of the first 5% of pay that is contributed to the Savings Plan, subject to statutory limitations.  All employee contributions to the Savings Plan are fully vested upon contribution and Bank matching contributions vest at 20% annually beginning after two years of service and are fully vested at six years of service, or earlier in the event of retirement, death or attainment of age 65 while an employee.

In addition, each plan year, the Bank may make a profit sharing contribution to the Savings Plan.  The amount of such contribution, if any, is within the discretion of the Bank’s Board of Directors and will be determined during each plan year.  Such contributions are only allocated to “covered participants,” which designation is determined annually based on working at least 1,000 hours and being employed on the last day of the year (or ceasing employment due to retirement or death).  The CEO, President / CFO, and CCO were covered participants in 2015.  For a covered participant, any profit sharing contribution is allocated to the employee’s account based on the proportion of the employee’s covered compensation to the covered compensation of all other covered participants.  Profit sharing contributions are subject to the same vesting rules that apply to matching contributions under the Savings Plan.  There was no profit sharing contribution to the Savings Plan for 2015.

C&F Finance maintains a Defined Contribution 401(k) and Profit-Sharing Plan sponsored by the Virginia Bankers Association (the “401(k) and Profit Sharing Plan”) with plan features and vesting provisions similar to the Savings Plan of the Bank.  The President of C&F Finance was a covered participant in 2015.  There was no profit sharing contribution to the 401(k) and Profit Sharing Plan for 2015.

The Mortgage Corporation also maintains a tax-qualified 401(k) plan known as the C&F Mortgage Corporation 401(k) Plan (the “401(k) Plan”) pursuant to which eligible Mortgage Corporation employees can make pre-tax contributions of from 1% to 100% of compensation (with a discretionary company match), subject to statutory limitations.  Substantially all employees of the Mortgage Corporation, including the President and CEO of the Mortgage Corporation, who have attained the age of 18 are eligible to participate on the first day of the next month following their employment date.  The 401(k) Plan provides for an annual discretionary matching contribution to the account of each “eligible participant,” based in part on the Mortgage Corporation’s profitability for the year and on each employee’s contributions to the 401(k) Plan.  The 401(k) Plan also permits an additional annual discretionary employer contribution for “eligible participants,” which is allocated to an employee’s account based on the proportion of the employee’s covered compensation to the covered compensation of all other eligible participants.  “Eligible participants” are determined annually based on working at least 1,000 hours and being employed on the last day of the year.  All employee contributions are fully vested upon contribution.  An employee is vested in the employer’s contributions 25% after two years of service, 50% after three years of service, 75% after four years of service, and fully vested after five years or attainment of age 65 while employed.

In addition to the Savings Plan, the 401(k) and Profit Sharing Plan, and the 401(k) Plan, NEOs and certain other eligible executives of the Corporation and its subsidiaries can participate in a non-qualified deferred compensation plan known as the Restated VBA Executives’ Non-Qualified Deferred Compensation Plan for C&F Financial Corporation (the “Nonqualified Plan”).  The Nonqualified Plan is designed to provide for deferral opportunities otherwise restricted by qualified plan limits and to establish a long-term retention incentive for our executives.  The plan provides for five types of deferrals:

(1) Employee deferrals whereby certain employees are permitted to make deferrals of salary or cash incentive compensation.  The CEO, President / CFO, President and CEO of the Mortgage Corporation, CCO, and President of C&F Finance did not elect any deferral of salary or cash incentive compensation for 2015.

(2) Excess match deferrals whereby the Corporation contributes to the Nonqualified Plan the amount of employer matching contributions in excess of statutory limitations.  Any matching amounts in excess of the maximum annual pre-tax contribution for qualified retirement plans allowed by the Internal Revenue Service are deposited in the Nonqualified Plan.  For the CEO and President / CFO, the amount accrued in 2015 was $10,750 and $4,750, respectively.  The President and CEO of the Mortgage Corporation, CCO, and President of C&F Finance did not receive excess match deferrals for 2015.

(3) Excess profit sharing deferrals whereby the Corporation contributes to the Nonqualified Plan the amount of discretionary employer profit sharing contributions in excess of statutory limitations.  No employer profit sharing contribution was made for 2015.

(4) Excess cash balance deferrals whereby the Corporation contributes to the Nonqualified Plan the amount entitled under the Retirement Plan in excess of statutory limitations.  For the CEO and President / CFO, the amount accrued in 2015 was $30,552 and $13,283, respectively.  The President and CEO of the Mortgage Corporation, CCO, and President of C&F Finance did not receive excess cash balance deferrals in 2015.

(5) Supplemental retirement deferrals whereby the Corporation makes discretionary employer contributions for the CEO in recognition of his performance and service, and discretionary employer contributions for the President / CFO and President of C&F Finance as a retention incentive consistent with the Corporation’s overall compensation strategy.  For the CEO, President / CFO, and President of C&F Finance, the amounts accrued in 2015 were $50,000, $27,500, and $21,150, respectively.  While the contributions for the CEO vest immediately, the contributions for the President / CFO and the President of C&F Finance do not vest until death, disability, retirement or change in control.  The President and CEO of the Mortgage Corporation and the CCO were not awarded supplemental deferrals for 2015.

Perquisites.  The annual cost to the Corporation of perquisites, which may include the opportunity for executive physicals every two years, use of a Corporation-owned automobile, matching charitable contributions, club dues and tax preparation assistance common among the Corporation’s peer financial institutions, provided to the CEO did not exceed $10,000 in the aggregate for 2015, 2014 and 2013.  Effective January 1, 2015, the Committee approved an additional perquisite for the CEO to provide for post-retirement medical and dental insurance premiums for the CEO and his spouse for life.  The CEO is not eligible to begin receiving this perquisite until he retires at or after age 65.

The annual cost to the Corporation of perquisites, which may include the opportunity for executive physicals every two years, use of a Corporation-owned automobile, matching charitable contributions, club dues and tax preparation assistance / financial advisory services for the President / CFO exceeded $10,000 in the aggregate for 2015, 2014 and 2013.  These amounts for 2015 are detailed in note 1 to the All Other Compensation Table for 2015 on page 33.

The annual cost to the Corporation of perquisites, which may include use of a Corporation-owned automobile and matching charitable contributions, provided to the President and CEO of the Mortgage Corporation did not exceed $10,000 in the aggregate for 2015, 2014, and 2013.

The annual cost to the Corporation of perquisites, which may include the opportunity for executive physicals every two years, use of a Corporation-owned automobile, and matching charitable contributions for the CCO exceeded $10,000 in the aggregate for 2015 and 2014.  These amounts for 2015 are detailed in note 1 to the All Other Compensation Table for 2015 on page 33.

The annual cost to the Corporation of perquisites, which may include the opportunity for executive physicals every two years, use of a Corporation-owned automobile, and matching charitable contributions for the President of C&F Finance did not exceed $10,000 in the aggregate for 2015 and 2014.

NEOs also participate in other benefit plans on the same terms as other employees.  These plans include medical, dental, life, and disability insurance.

Prohibition on Hedging and Pledging Transactions.  Under the Corporation’s insider trading policy, directors and executive officers, including the named executive officers, are prohibited from (i) pledging the Corporation’s stock as collateral for loans and (ii) selling the Corporation’s stock “short,” trading in the Corporation’s stock in or through a margin account or otherwise engaging in hedging transactions or speculative or short-term trading of the Corporation’s stock. These provisions are part of the Corporation’s overall program to prevent the Corporation’s directors and executive officers, including the named executive officers, from trading on material non-public information.

Employment and Change in Control Agreements.  As is typical in the mortgage industry, Mr. McKernon is employed by the Mortgage Corporation under an employment agreement originally entered into in 1995 and amended and restated as of January 1, 2013.  Under the agreement, the Mortgage Corporation has employed Mr. McKernon as its President and CEO under a three-year “evergreen” agreement, which remains in effect at all times unless and until terminated as permitted by the agreement.  Either party, by notice to the other at any time and for any reason, may give notice of an intention to terminate the agreement three years from the date notice is received by the other.  Additionally, either party may terminate the agreement in the event the Mortgage Corporation fails to meet certain specified financial performance criteria for a stipulated period or of a stipulated amount within a prescribed time period.  The agreement terminates upon the death or disability of Mr. McKernon, or upon the failure of either party to fulfill its obligations under the agreement.  Under the agreement, the Mortgage Corporation in 2015 paid Mr. McKernon an annual base salary of $220,000, payable in monthly installments.  The Mortgage Corporation also is obligated to pay Mr. McKernon a bonus, computed and paid on a monthly basis, based upon a variable percentage of the Mortgage Corporation’s financial performance for the preceding month, subject to adjustment annually in order that the total bonus for a fiscal year will be equal to the specified percentage as determined by the year-end financial performance amount on which the bonus is based.  The Mortgage Corporation has the right, at any time and at its option, to “buy out” Mr. McKernon’s agreement and terminate his employment for an amount based upon the Mortgage Corporation’s financial performance.  In the event of a termination of his employment for any reason other than pursuant to a three-year notice, the Mortgage Corporation also may purchase a limited non-solicitation commitment from Mr. McKernon.

The agreement also provides that Mr. McKernon will be entitled, during his employment, to benefits commensurate with those furnished to other employees of the Mortgage Corporation. The agreement also contains provisions requiring confidentiality of information regarding the Mortgage Corporation.  Mr. McKernon may terminate his employment agreement upon an event of “covered termination” as defined in his change in control agreement.  Any termination of the employment agreement also will terminate Mr. McKernon’s change in control agreement, except a termination of his employment agreement as described in the preceding sentence.

The agreement provides that any incentive-based compensation or award Mr. McKernon receives will be subject to any clawback required pursuant to law, rule, regulation or stock exchange listing requirement or any policy of the Corporation adopted pursuant to any such law, rule, regulation or listing requirement.

The Corporation has entered into “change in control agreements” with the CEO, President / CFO, the President and CEO of the Mortgage Corporation, CCO, and the President of C&F Finance because the Board has determined that it is in the best interest of the Corporation and its shareholders to have the continued dedication of these executives, notwithstanding the possibility, threat or occurrence of a change in control. The agreement for the CEO provides certain payments and benefits in the event of a termination of his employment by the Corporation without “cause,” or by the CEO for “good reason,” during the period beginning on the occurrence of a “change in control” (as defined in the agreement) of the Corporation and ending 61 days after the second anniversary of the change in control date.  In such event, the CEO would be entitled (i) to receive in a lump sum, two and one-half times the sum of his highest annual base salary during the 24-month period preceding the change in control date and his highest annual bonus for the three fiscal years preceding the change in control date; (ii) for a period of three years following termination, to receive continuing health insurance, life insurance, and similar benefits under the Corporation’s welfare benefit plans and to have the three-year period credited as service towards completion of any service requirement for retiree coverage under the Corporation’s welfare benefit plans; and (iii) if the CEO requests within six months after his termination, to have the Corporation acquire his primary residence for its appraised fair market value.

The agreements for the President / CFO and the President and CEO of the Mortgage Corporation provide certain payments and benefits in the event of a termination of their employment by the Corporation without “cause,” or by the President / CFO or the President and CEO of the Mortgage Corporation for “good reason” within the period of coverage following a change in control. In March 2012, the agreements for the President / CFO and the President and CEO of the Mortgage Corporation were amended to provide for the same period of coverage as in the CEO’s agreement. As a result, the agreements for the President / CFO and the President and CEO of the Mortgage Corporation now provide for the payments and benefits described below in the event of a covered termination during the period beginning on the occurrence of a change in control and ending 61 days after the second anniversary of the change in control date. In such event, the President / CFO and the President and CEO of the Mortgage Corporation would each be entitled (i) to receive in a lump sum, two times his highest annual base salary during the 24-month period preceding the change in control date and (ii) for a period of two years following termination, to receive continuing health insurance, life insurance, and similar benefits under the Corporation’s welfare benefit plans and to have the two-year period credited as service towards completion of any service requirement for retiree coverage under the Corporation’s welfare benefit plans.  In addition, the President / CFO would be entitled to two times his highest annual bonus for the three fiscal years preceding the change in control date.

The agreements for the CCO and the President of C&F Finance provides certain payments and benefits in the event of a termination of their employment by the Corporation without “cause,” or by the CCO or the President of C&F Finance for “good reason” within the period of coverage following a change in control. The agreements provide for the payments and benefits described below in the event of a covered termination during the period beginning on the occurrence of a change in control and ending 61 days after the second anniversary of the change in control date. In such event, the CCO and the President of C&F Finance would each be entitled (i) to receive in a lump sum, an amount equal to one times the sum of (X) his highest annual base salary during the 24-month period preceding the change in control date and (Y) his highest annual bonus for the three fiscal years preceding the change in control, and (ii) for a period of one year following termination, to receive continuing health insurance, life insurance, and similar benefits under the Corporation’s welfare benefit plans and to have the one-year period credited as service towards completion of any service requirement for retiree coverage under the Corporation’s welfare benefit plans.

Under these agreements following a change in control, the CEO, President / CFO, President and CEO of the Mortgage Corporation, CCO, and President of C&F Finance may voluntarily terminate their employment for “good reason” and become entitled to these payments and benefits under certain circumstances.  These circumstances include, but are not limited to, a material adverse change in position, authority or responsibilities, or a reduction in rate of annual base salary, benefits (including incentives, bonuses, stock compensation, and retirement and welfare plan coverage) or other perquisites as in effect immediately prior to the change in control date, as well as a right to terminate voluntarily during the 60-day periods after the change in control date, the first anniversary of the change in control date and the second anniversary of the change in control date.  If any payments to or benefits under (collectively, “payments”) these change in control agreements would be subject to excise tax as an “excess parachute payment” under federal income tax rules, the Corporation has agreed to pay the CEO, President / CFO, and the President and CEO of the Mortgage Corporation additional amounts (“gross-up payments”) to adjust for the incremental tax costs of such payments.  However, if such payments and gross-up payments do not provide a net after-tax benefit of at least $25,000, as compared to the net after-tax proceeds resulting from an elimination of the gross-up payments and a reduction of the payments such that the receipt of payments would not give rise to any excise tax, then payments and benefits provided under the agreements will be reduced, so that the CEO, President / CFO and the President and CEO of the Mortgage Corporation will not be subject to a federal excise tax.  No such gross-up payments are provided under the agreements with the CCO or the President of C&F Finance.

In certain cases, some or all of the payments and benefits provided on termination of employment under these agreements may be delayed for six months following termination to comply with the requirements of Section 409A of the Internal Revenue Code (the “Code”).  Any payment required to be delayed would be paid at the end of the six-month period in a lump sum, with any payments due after the six-month period being paid at the normal payment date provided for under the agreement.  In the case of benefits that are delayed, the executive would pay the cost of benefit coverage during the six-month delay period and then be reimbursed by the Corporation at the end of the six-month period.

The Corporation does not provide for payments upon termination outside of the change in control agreements, but may negotiate individual severance packages with departing executives on a case-by-case basis.  For terminations due to retirement, early retirement, disability and death, vesting of any unvested stock options, restricted stock and retirement benefits occur at the date of termination.  Assuming termination for any of these reasons had occurred on December 31, 2015, because all outstanding stock options were already fully vested, these types of terminations would only trigger additional vesting of restricted stock and retirement benefits.  The value of restricted stock vesting would have been $729,300, $729,300, $156,000, $134,550 and $312,000 for the CEO, President / CFO, President and CEO of Mortgage Corporation, the CCO and the President of C&F Finance, respectively.  The value of retirement benefits vesting would have been $458,072 and $137,343 for the President / CFO and President of C&F Finance, respectively.  The CEO, President and CEO of the Mortgage Corporation, and the CCO would not have experienced any additional vesting with respect to retirement benefits because they are fully vested in the plans in which they participate.

The following table shows the potential payments upon termination, including following a change in control of the Corporation, for the named executive officers based on agreements and plans in effect as of December 31, 2015.  The amounts in this table are calculated assuming the change in control or termination event occurred on December 31, 2015 and all executives were paid in a lump sum payment.

Executive Payments and Benefits upon Termination Table

	Severance Compensation		Benefits and Perquisites
		Performance -	Unvested and
		Based	Accelerated		Supplemental
		Incentive	Restricted	Welfare	Retirement	280G Tax
Name and Principal Position	Severance	Compensation	Stock	Benefits	Benefits	Gross-ups[7,8]	Total
Larry G. Dillon Chairman / Chief Executive Officer
Voluntary Termination[1]	-	-	-	-	-	-	-
By Corporation without Cause[1]	-	-	-	-	-	-	-
By Corporation with Cause[1]	-	-	-	-	-	-	-
Change in Control[2] By Corporation without Cause	$772,500	$560,000	$729,300	$34,410	-	$879,291	$2,975,501
By Executive with Good Reason	$772,500	$560,000	$729,300	$34,410	-	$879,291	$2,975,501
Retirement[10]	-	-	$729,300	-	-	-	$729,300
Disability[11]	-	-	$729,300	-	-	-	$729,300
Death[11]	-	-	$729,300	-	-	-	$729,300
Thomas F. Cherry President/ Chief Financial Officer/ Secretary
Voluntary Termination[1]	-	-	-	-	-	-	-
By Corporation without Cause[1]	-	-	-	-	-	-	-
By Corporation with Cause[1]	-	-	-	-	-	-	-
Change in Control[3] By Corporation without Cause	$550,000	$404,000	$729,300	$27,563	$458,072	$943,853	$3,112,788
By Executive with Good Reason	$550,000	$404,000	$729,300	$27,563	$458,072	$943,853	$3,112,788
Retirement[9]	-	-	-	-	-	-	-
Disability[11]	-	-	$729,300	-	$458,072	-	$1,187,372
Death[11]	-	-	$729,300	-	$458,072	-	$1,187,372
Bryan E. McKernon[1][2] President/Chief Executive Officer of C&F Mortgage
Voluntary Termination[1]	-	-	-	-	-	-	-
By Corporation without Cause[1]	$110,000		-	-	-	-	$110,000
By Corporation with Cause[1]	-	-	-	-	-	-	-
Change in Control[4] By Corporation without Cause	$440,000	-	$156,000	$21,089	-	-	$617,089
By Executive with Good Reason	$440,000	-	$156,000	$21,089	-	-	$617,089
Retirement[9]	-	-	-	-	-	-	-
Disability[11]	-	-	$156,000	-	-	-	$156,000
Death[11]	-	-	$156,000	-	-	-	$156,000
John A. Seaman, III Chief Credit Officer of C&F Bank
Voluntary Termination[1]	-	-	-	-	-	-	-
By Corporation without Cause[1]	-	-	-	-	-	-	-
By Corporation with Cause[1]	-	-	-	-	-	-	-
Change in Control[5] By Corporation without Cause	$185,000	$45,000	$134,550	$14,927	-	-	$379,477
By Executive with Good Reason	$185,000	$45,000	$134,550	$14,927	-	-	$379,477
Retirement[9]	-	-	-	-	-	-	-
Disability[11]	-	-	$134,550		-	-	$134,550
Death[11]	-	-	$134,550	-	-	-	$134,550
S. Dustin Crone President of C&F Finance
Voluntary Termination[1]	-	-	-	-	-	-	-
By Corporation without Cause[1]	-	-	-	-	-	-	-
By Corporation with Cause[1]	-	-	-	-	-	-	-
Change in Control[6] By Corporation without Cause	$211,500	$110,000	$312,000	6,896	$137,343	-	$777,739
By Executive with Good Reason	$211,500	$110,000	$312,000	6,896	$137,343	-	$777,739
Retirement[9]	-	-	-	-	-	-	-
Disability[11]	-	-	$312,000	-	$137,343	-	$449,343
Death[11]	-	-	$312,000	-	$137,343	-	$449,343

[1]

There are no payments due for the CEO, President / CFO, CCO or President of C&F Finance under separation of service voluntarily by the executive or by the Corporation with or without cause.  The President and CEO of the Mortgage Corporation would receive a severance payment equal to six months of his base salary if the Corporation elected to terminate his services without cause.

[2]

The severance and performance-based incentive compensation upon change in control for the CEO represents two and one-half times his highest annual base salary during the 24 months preceding the assumed change in control date and two and one-half times his highest annual bonus in the three years preceding the assumed change in control date.  The equity amounts represent the fair market value of 18,700 shares of restricted stock that would immediately vest on the change in control date.  (The closing price of the Corporation’s stock was $39.00 per share on December 31, 2015.)  The welfare benefits represent the net present value of the benefits costs for three years after the assumed change in control date.  No value has been assigned to the CEO’s right to have his primary residence acquired for its appraised fair market value due to the inability to estimate such an expense.

[3]

The severance and performance-based incentive compensation upon change in control for the President / CFO represents two times the highest annual base salary during the 24 months preceding the assumed change in control date and two times the highest annual bonus in the three years preceding the assumed change in control date.  The equity amounts represent the fair market value of 18,700 shares of restricted stock that would immediately vest on the change in control date.  (The closing price of the Corporation’s stock was $39.00 per share on December 31, 2015.)  The welfare benefits represent the net present value of the benefits costs for two years after the assumed change in control date.  The retirement benefits represent the supplemental retirement benefit that would vest immediately upon change in control.

[4]

The severance upon change in control for the President and CEO of the Mortgage Corporation represents two times the highest annual base salary during the 24 months preceding the assumed change in control date.  The equity amount represents the fair market value of 4,000 shares of restricted stock that would immediately vest on the change in control date.  (The closing price of the Corporation’s stock was $39.00 per share on December 31, 2015.)  The welfare benefits represent the net present value of the benefits costs for two years after the assumed change in control date.

[5]

The severance and performance-based incentive compensation upon change in control for the CCO represents one times the highest annual base salary during the 24 months preceding the assumed change in control date and one times the highest annual bonus in the three years preceding the assumed change in control date.  The equity amounts represent the fair market value of 3,450 shares of restricted stock that would immediately vest on the change in control date.  (The closing price of the Corporation’s stock was $39.00 per share on December 31, 2015.)  The welfare benefits represent the net present value of the benefits costs for one year after the assumed change in control date.

[6]

The severance and performance-based incentive compensation upon change in control for the President of C&F Finance represents one times the highest annual base salary during the 24 months preceding the assumed change in control date and one times the highest annual bonus in the three years preceding the assumed change in control date.  The equity amounts represent the fair market value of 8,000 shares of restricted stock that would immediately vest on the change in control date.  (The closing price of the Corporation’s stock was $39.00 per share on December 31, 2015.)  The retirement benefits represent the supplemental retirement benefit that would vest immediately upon change in control.

[7]

If any payments to or benefits under (collectively, “payments”) the change in control agreements would be subject to excise tax as an “excess parachute payment” under federal income tax rules, the Corporation has agreed to pay the CEO, President / CFO, and President and CEO of the Mortgage Corporation additional amounts (“gross-up payments”) to cover the excise tax liability and the taxes on the gross-up payment (provided the net after-tax benefit to the executive is at least $25,000 greater than providing no gross-up payment and cutting the payments back to the maximum on which no excise tax would be due).  The amount shown represents the estimated amount of tax gross-up payment for the CEO and President / CFO.

[8]

The President and CEO of the Mortgage Corporation would not have been subject to excise taxes on these change in control payments.  The CCO and President of C&F Finance are not entitled to additional amounts to cover any excise tax liability in accordance with the terms of their agreements.

[9]	The President / CFO, President and CEO of the Mortgage Corporation, CCO, and President of C&F Finance were not eligible for retirement on December 31, 2015.

[10]

Upon retirement at or after age 65, the CEO is entitled to payment of post-retirement medical and dental insurance premiums for the CEO and his spouse for life.  No value is provided for this benefit, because the CEO was not eligible for this benefit as of December 31, 2015.

[11]

Payments for separation of service due to disability or death include accelerated vesting of restricted stock for the CEO, President / CFO, President and CEO of the Mortgage Corporation, CCO, and President of C&F Finance.  In addition, the President / CFO and the President of C&F Finance would be immediately vested in supplemental retirement benefits of $458,072 and $137,343, respectively.

[12]

No value is provided for the Mortgage Corporation’s right to purchase a limited non-solicitation commitment from the President and CEO of the Mortgage Corporation in the event of termination of his employment for any reason other than pursuant to a three-year notice, because such purchase is subject to the Mortgage Corporation’s election and the amount of any such purchase would depend on certain elections to be made by the Mortgage Corporation.

Tax and Accounting Implications.  As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that the Corporation may not deduct non-performance-based compensation of more than $1,000,000 annually that is paid to certain individuals.  The Corporation has established and operated the MIP without regard to deductibility under Section 162(m) of the Code of compensation payable pursuant to it in order to provide the Committee flexibility in adjusting awards when it deems adjustment is warranted.  In addition, the Corporation may choose to pay compensation that will not be deductible under Section 162(m) of the Code in order to ensure competitive levels of total compensation for its executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Corporation has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

Compensation Committee

J. P. Causey Jr., Chairman
Barry R. Chernack
James H. Hudson III

Summary Compensation Table for 2015

The table below summarizes the total compensation paid or earned by each of the Corporation’s named executive officers for the fiscal years ended December 31, 2015, 2014 and 2013.  John A. Seaman, III and S. Dustin Crone became executive officers during 2014; therefore, no compensation data has been included for them for 2013.

							Change in
							Pension
						Non-	Value and
						Equity	Nonqualified
						Incentive	Deferred	All
				Stock	Option	Plan	Compensation	Other
		Salary	Bonus[2]	Awards[3]	Awards	Compensation[4]	Earnings[5]	Compensation[6]	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Larry G. Dillon	2015	$309,000	-	$151,240	-	$174,000	$92,750	$126,692	$853,682
Chairman/Chief Executive	2014	$300,000	-	$167,880	-	$210,600	$101,815	$124,696	$904,991
Officer[1]	2013	$285,000	-	$157,443	-	$224,000	$83,965	$106,139	$856,547
Thomas F. Cherry	2015	$275,000	-	$151,240	-	$174,000	$38,700	$99,403	$738,343
President/Chief Financial	2014	$252,000	-	$167,880	-	$137,592	$39,777	$95,733	$692,982
Officer/Secretary[1]	2013	$240,000	$55,000	$157,443	-	$147,000	$32,207	$79,195	$710,845
Bryan E. McKernon	2015	$220,000	-	$32,139	-	$172,427	-	$7,170	$431,736
President/Chief Executive	2014	$220,000	-	$35,675	-	$92,973	-	$6,183	$354,831
Officer of C&F Mortgage	2013	$220,000	-	$32,296	-	$508,322	-	$6,756	$767,374
John A. Seaman, III	2015	$185,000	-	$28,358	-	$45,000	$16,013	$25,287	$299,658
Senior Vice President/Chief Credit Officer of C&F Bank	2014	$179,560	-	-	-	$40,000	$14,788	$24,585	$258,933
S. Dustin Crone	2015	$211,500	-	$66,168	-	$85,000	-	$45,395	$408,063
President of C&F Finance Company	2014	$205,000	$75,000	-	-	-	-	$38,524	$318,524

[1]

Reflects titles that became effective December 16, 2014, when Mr. Cherry was appointed President of the Corporation and the Bank.  Prior to December 16, 2014, Mr. Dillon served as Chairman, President and Chief Executive Officer and Mr. Cherry served as Executive Vice President, Chief Financial Officer and Secretary.

[2]

In light of his work performed in connection with the acquisition of Central Virginia Bankshares, Inc. during 2013, the Committee awarded the President / CFO a bonus of $55,000, which was in addition to the award earned under the MIP. The amount in this column for the President of C&F Finance reflects his annual cash bonus award for 2014, which was subjectively determined based on the financial performance of C&F Finance and did not satisfy the criteria for non-equity incentive plan compensation.

[3]

The amounts in this column reflect the grant date fair value for restricted stock granted during fiscal years ended December 31, 2015, 2014 and 2013, respectively, pursuant to the 2013 Stock and Incentive Plan and the 2004 Incentive Stock Plan, calculated in accordance with ASC Topic 718, based on the closing price of the Corporation’s stock on the date of grant.  These amounts do not include the restricted stock granted in January 2016 for 2015 performance.

[4]

The amounts in this column reflect the annual cash awards earned by the CEO, President / CFO, CCO, and President of C&F Finance under the MIP, which is discussed in further detail on pages 20 to  23 under the heading “Performance-Based Incentive Compensation.”  The amount earned by the President and CEO of the Mortgage Corporation was earned in accordance with his employment agreement and related directly to the profitability of the Mortgage Corporation.

[5]

The amounts in this column reflect the actuarial increase in the present value of the named executive officers’ accumulated benefits under the Retirement Plan established by the Bank determined using credits based on age and years of service and interest credits consistent with those used in the Corporation’s audited financial statements.  The President and CEO of the Mortgage Corporation and the President of C&F Finance are not participants in the Retirement Plan.  The Corporation does not provide above-market or preferential earnings on nonqualified compensation.

[6]	The amounts in this column for 2015 are detailed in the All Other Compensation Table for 2015 immediately below.

All Other Compensation Table for 2015

						Corporation
	Perquisites		Dividends		Payments/	Contributions	Corporation-
	and Other	Tax Gross-	Paid on	Discounted	Accruals on	to Defined	paid
	Personal	Ups and	Stock	Securities	Termination	Contribution	Insurance
Name	Benefits[1]	Reimbursements	Awards	Purchases	Plans	Plans[2]	Premiums	Other
Larry G. Dillon	-	-	$22,140	-	-	$104,552	-	-
Thomas F. Cherry	$18,480	-	$22,140	-	-	$58,783	-	-
Bryan E. McKernon	-	-	$4,770	-	-	$2,400	-	-
John A. Seaman, III	$10,185	-	$3,915	-	-	$11,187	-	-
S. Dustin Crone	-	-	$10,995	-	-	$34,400	-	-

[1]

The aggregate value of perquisites did not exceed $10,000 for the CEO, President and CEO of the Mortgage Corporation, or President of C&F Finance in 2015. The perquisites in 2015 for the President / CFO included the use of a Corporation-owned vehicle ($8,038), matching charitable contributions ($1,750), club dues ($6,192), and tax assistance / financial advisory services ($2,500).  The perquisites in 2015 for the CCO consisted of the use of a Corporation-owned vehicle ($10,185).  The incremental cost to the Corporation of the personal use of a Corporation-owned automobile was determined by calculating the annual cost of the automobile to the Corporation (depreciation, insurance, fuel, maintenance, registration fees and inspection fees) and multiplying that amount by the percentage of the executive’s personal use during the year.

[2]

The amounts in this column include: (i) the Corporation’s accrued contributions for 2015 of $91,302, $45,533 and $21,150 to the Nonqualified Plan for the CEO, President / CFO and President of C&F Finance, respectively, and (ii) the Corporation’s accrued contributions for 2015 of $13,250, $13,250, and $11,187 to the Bank’s Savings Plan for the CEO, President / CFO, and CCO, respectively.  The accrued contribution to the 401(k) Plan for the President and CEO of the Mortgage Corporation for 2015 was $2,400.  The accrued contribution to the 401(k) and Profit Sharing Plan for the President of C&F Finance for 2015 was $13,250.

The following table summarizes certain information with respect to the cash and restricted stock awards granted to the CEO, President / CFO, CCO, and President of C&F Finance during or for the year ended December 31, 2015 under the Corporation’s MIP, and reflects the amounts that could have been paid under each such award under the MIP.  The restricted stock granted to the President and CEO of the Mortgage Corporation is also presented.

Grants of Plan-Based Awards for 2015

								All Other
								Stock
								Awards:	Grant Date
								Number	Fair Value of	Fair Value
								of Shares	Stock and	of Actual
		Estimated Possible Payouts Under			Estimated Possible Payouts Under			of Stock	Option	Awards
		Non-Equity Incentive Plan Awards[1]			Equity Incentive Plan Awards[2]			or Units[3]	Awards[4]	Received[5]
		Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Grant Date	($)	($)	($)	($)	($)	($)	(#)	($)	($)
Larry G. Dillon
Cash		$69,525	$139,050	$278,100
Equity	1/20/2015				$69,525	$139,050	$278,100	-	$139,050	$152,560
Thomas F. Cherry
Cash		$55,000	$110,000	$220,000
Equity	1/20/2015				$55,000	$110,000	$220,000	-	$110,000	$152,560
Bryan E. McKernon[6]
Cash		-	-	-
Equity	1/19/2016				-	-	-	850	$32,419	$32,419
John A. Seaman, III
Cash		-	$46,250	$92,500
Equity	1/19/2016				-	-	-	750	$28,605	$28,605
S. Dustin Crone[7]
Cash		-	-	-
Equity	1/19/2016				-	-	-	1,750	$66,745	$66,745

[1]

The amounts shown in the threshold column reflect the minimum cash incentive payment level under the MIP for the CEO and President / CFO, which is 50% of the amount shown in the target column.  If threshold goals for the CEO and President / CFO are not met, no incentive award will be paid, unless the Compensation Committee determines to award annual incentive compensation in the exercise of its discretion under the MIP.  There is no stated threshold goal for the CCO’s cash incentive payment under the

MIP. The amounts shown in the maximum column are 200% of the target amount. Target percentages for the CEO, President / CFO, and CCO are 45%, 40%, and 25% of 2015 base salary, respectively.

[2]

Target percentages for equity incentive compensation under the MIP for the CEO and President / CFO are 45% and 40% of 2015 base salary, respectively.  If the target goal is met, the executive will receive an award equal to the target percentage of his base salary, unless the Compensation Committee exercises its discretion to reduce or increase the award.  Once the Compensation Committee determines the award earned, the Compensation Committee grants to the executive a number of restricted shares, rounded to avoid fractional shares, equaling the dollar value of the award based on the closing price of the Corporation’s stock on the date the Committee makes this determination.  The maximum awards possible are 200% of the target awards.  Performance at the 0.70 level of the target goal would result in an award equal to 50% of the target award, while for performance below that level, the Committee could use its discretion to grant an award.

[3]

The stock awards in this column represent the number of shares of restricted stock the Compensation Committee, in its discretion under the MIP, issued to the President and CEO of the Mortgage Corporation, CCO, and President of C&F Finance for 2015.  The restricted stock is subject to a five-year vesting period.

[4]

The amounts in this column with respect to the CEO and President / CFO represent the grant date fair value of the equity incentive plan awards granted on January 20, 2015, determined in accordance with FASB ASC Topic 718, based on the probable outcome of the performance conditions under the awards.  The amounts in this column with respect to the President and CEO of the Mortgage Corporation, CCO, and President of C&F Finance represent the grant date fair value of the restricted stock granted on January 19, 2016 for performance during 2015, determined in accordance with FASB ASC Topic 718.  The closing price of the Corporation’s stock was $38.14 on January 19, 2016.

[5]

The amounts in this column represent the fair market value of the actual equity awards granted on January 19, 2016 for 2015 performance based on the closing stock price on the date of grant.  The closing price of the Corporation’s stock was $38.14 on January 19, 2016. The restricted stock is subject to a five-year vesting period. See note 4 immediately above for further discussion.

[6]

The annual non-equity incentive compensation for the President and CEO of the Mortgage Corporation is governed by the terms of his employment agreement as described on pages  26 and 27 of the “Compensation Discussion and Analysis” and depends on the profitability of the Mortgage Corporation but has no minimum, target or maximum payouts.

[7]

The annual non-equity incentive compensation for the President of C&F Finance under the MIP depends on the ROA and net income of C&F Finance as described on pages 20 and 21 of the “Compensation Discussion and Analysis” but has no minimum, target, or maximum payouts.

The following table includes certain information with respect to all previously-awarded unvested restricted stock awards held by the named executive officers at December 31, 2015.  None of the named executive officers held any unexercised options at December 31, 2015.

Outstanding Equity Awards at Fiscal 2015 Year-End

	Option Awards					Stock Awards
Equity
Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
			Equity					Awards:	Payout
			Incentive					Number of	Value of
		Number of	Plan Awards:				Market	Unearned	Unearned
	Number of	Securities	Number of			Number of	Value of	Shares,	Shares,
	Securities	Underlying	Securities			Shares or	Shares or	Units or	Units or
	Underlying	Unexercised	Underlying			Units of	Units of	Other	Other
	Unexercised	Options	Unexercised	Option		Stock That	Stock That	Rights	Rights
	Options	(#)	Unearned	Exercise	Option	Have Not	Have Not	That Have	That Have
	(#)	Unexer-	Options	Price	Expiration	Vested[1]	Vested[2]	Not Vested	Not Vested
Name	Exercisable	cisable	(#)	($)	Date	(#)	($)	(#)	($)
Larry G. Dillon	-	-	-	-	-	18,700	$729,300	-	-
Thomas F. Cherry	-	-	-	-	-	18,700	$729,300	-	-
Bryan E. McKernon	-	-	-	-	-	4,000	$156,000	-	-
John A. Seaman, III	-	-	-	-	-	3,450	$134,550	-	-
S. Dustin Crone	-	-	-	-	-	8,000	$312,000	-	-

[1]

The amounts in this column reflect the number of shares of restricted stock granted in 2011, 2012, 2013, 2014, and 2015 to each named executive officer pursuant to the 2013 Stock and Incentive Plan and the 2004 Incentive Stock Plan.  Shares vest in their entirety on the fifth anniversary of the grant date.  The number of shares presented does not include the restricted stock granted in January 2016 for 2015 performance.

[2]

The amounts in this column represent the fair market value of the restricted stock as of December 31, 2015, based on the closing price on December 31, 2015.  The closing price of the Corporation’s stock was $39.00 on that date.

The following table provides information regarding the value realized by our named executive officers who exercised an option award or held restricted stock that vested during 2015.

Option Exercises and Stock Vested for 2015

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise[1]	Acquired on Vesting	Vesting[2]
Name	(#)	($)	(#)	($)
Larry G. Dillon	6,000	$5,685	3,000	$110,640
Thomas F. Cherry	6,000	$6,060	3,000	$110,640
Bryan E. McKernon	5,000	$5,050	750	$27,660
John A. Seaman, III	-	-	-	-
S. Dustin Crone	-	-	1,500	$56,700

[1]

The value realized on exercise is the difference between the exercise price of the option and the market value of the Corporation’s stock on the date of exercise, multiplied by the number of shares subject to the exercise.

[2]	The value realized on vesting is the fair market value of the Corporation’s stock on the date of vesting multiplied by the number of shares that vested.

The following table shows the actuarial present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each named executive officer under the Retirement Plan, which is described in more detail in the “Compensation Discussion and Analysis” on page 23.

Pension Benefits for 2015

		Number of Years	Present Value of	Payments During Last
		Credited Service	Accumulated Benefit[1]	Fiscal Year
Name	Plan Name	(#)	($)	($)
Larry G. Dillon[2]	Retirement Plan	38	$1,472,635	-
Thomas F. Cherry	Retirement Plan	19	$374,888	-
Bryan E. McKernon[3]	-	-	-	-
John A. Seaman, III	Retirement Plan	4	$53,785	-
S. Dustin Crone[3]	-	-	-	-

[1]

Assumptions used in the calculation of these amounts are included in Note 12 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2015 included in the Corporation’s Annual Report on Form 10-K filed with the SEC on March 4, 2016. This account balance for each participant will grow each year with annual pay credits based on age and years of service and monthly interest credits based for 2015 on the December 2014 average yield for 30-year Treasuries plus 150 basis points, not to exceed the IRS third segment rate.

[2]	As noted earlier, Mr. Dillon is eligible for early retirement under the Retirement Plan.

[3]	Mr. McKernon and Mr. Crone are not participants in the Retirement Plan.

The following table summarizes our named executive officers’ compensation under our Nonqualified Plan described in more detail in the “Compensation Discussion and Analysis” on pages  24 and 25.

Nonqualified Deferred Compensation for 2015

	Executive	Registrant		Aggregate
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance
	Last FY1	Last FY2	in Last FY3	Distributions	at Last FYE[4,5]
Name	($)	($)	($)	($)	($)
Larry G. Dillon	-	$91,680	$(4,846)	-	$962,536
Thomas F. Cherry	-	$47,160	$(9,040)	-	$494,265
Bryan E. McKernon	-	-	$(74,914)	$150,000	$2,044,509
John A. Seaman, III	-	-	-	-	-
S. Dustin Crone	-	$20,500	$(2,864)	-	$137,343

[1]

Pursuant to the Nonqualified Plan, certain executives, including named executive officers, may defer awards earned under the MIP or base salary.  Deferral elections are made by eligible executives in December of each year for amounts to be earned in the following year.  An executive may defer all or a portion of his or her annual non-equity incentive compensation and base salary.  No employee deferrals were made in 2015.

[2]

Registrant contributions in 2015 represent amounts earned in 2014 but contributed in 2015 and, therefore, are not included in the Summary Compensation Table and the All Other Compensation Table for 2015 on pages 32 and 33, respectively.

[3]	The investment options available to an executive under the deferral program are identical to the investment options under the Bank’s Savings Plan.

[4]

The aggregate balance includes $458,072 and $137,343 for Mr. Cherry and Mr. Crone, respectively, which amounts are not currently vested.  These amounts would vest upon death, disability, retirement or a change in control.

[5]

Of the amounts disclosed in this column, $854,356, $326,326, $437,899, and $20,500 were previously reported as compensation to Messrs. Dillon, Cherry, McKernon and Crone, respectively, in Summary Compensation Tables in prior year proxy statements.

PROPOSAL TWO

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As part of implementing the “say-on-pay” requirements of Section 14A of the Exchange Act, the SEC requires an advisory, non-binding shareholder vote to approve the compensation of the named executive officers in this Proxy Statement. Such a proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not to endorse the Corporation’s executive pay program.  Accordingly, our shareholders are hereby given the opportunity to cast an advisory vote on the Corporation’s executive compensation as described above in this Proxy Statement under the heading “Compensation Discussion and Analysis” and the tabular disclosure of named executive officer compensation and the related material.

The Corporation has in place comprehensive executive compensation plans.  This Proxy Statement fully and fairly discloses all material information regarding the compensation of the Corporation’s named executive officers, so that shareholders can evaluate the Corporation’s approach to compensating its executives.  The Corporation believes that its executive compensation is competitive, is focused on pay for performance principles, is strongly aligned with the long-term interests of our shareholders and is necessary to attract and retain experienced, highly qualified executives critical to the Corporation’s long-term success and the enhancement of shareholder value within the Corporation’s risk profile.  The Board of Directors believes the Corporation’s executive compensation achieves these objectives, and, therefore, unanimously recommends that shareholders vote “for” the proposal.

Because this vote is advisory, it will not be binding on the Board of Directors and will not be construed as overruling any decision made by the Board. The Compensation Committee and the Board of Directors will take into account the outcome of this advisory vote when considering future executive compensation arrangements, but they are not required to do so.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THIS PROPOSAL TO PROVIDE ADVISORY, NON-BINDING APPROVAL OF THE COMPENSATION OF NAMED EXECUTIVE OFFICERS.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTANT

The Audit Committee has appointed YHB as the Corporation’s independent registered public accountant for the fiscal year ending December 31, 2016. YHB also served as independent registered public accountant for the fiscal year ended December 31, 2015.  In the event that the appointment of YHB is not ratified by shareholders at the Annual Meeting, the Audit Committee will consider making a change in the independent registered public accountant for 2017.

The Audit Committee is responsible for approving the compensation paid to YHB as the Corporation’s independent registered public accountant. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be regular rotation of the independent public accounting firm.  The members of the Audit Committee and the Board of Directors believe that continued retention of YHB to serve as the Corporation’s independent auditor is in the best interests of the Corporation and its shareholders.

Representatives of YHB are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to your questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF YOUNT, HYDE & BARBOUR, P.C., AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of the Corporation is currently comprised of four directors, all of whom satisfy all of the following criteria:  (i) meet the independence requirements set forth in the NASDAQ listing standards’ definition of “independent director,” (ii) have not accepted directly or indirectly any consulting, advisory, or other compensatory fee from the Corporation or any of its subsidiaries, (iii) are not affiliated persons of the Corporation or any of its subsidiaries, (iv) have not participated in the preparation of the financial statements of the Corporation or any of its current subsidiaries at any time during the past three years, and (v) are competent to read and understand financial statements.  In addition, at least one member of the Audit Committee has past employment experience in finance or accounting or comparable experience which results in the individual’s financial sophistication.  The Board has determined that the Chairman of the Audit Committee, Mr. Barry R. Chernack, qualifies as an “audit committee financial expert” within the meaning of applicable regulations of the SEC promulgated pursuant to the Sarbanes-Oxley Act.  Mr. Chernack is independent of management based on the independence requirements set forth in the NASDAQ listing standards’ definition of “independent director.”  The Audit Committee has furnished the following report:

The Audit Committee is appointed by the Corporation’s Board of Directors to assist the Board in overseeing (1) the quality and integrity of the financial statements of the Corporation, (2) the independent registered public accountant’s qualifications and independence, (3) the performance of the Corporation’s internal audit function and independent registered public accountant, (4) the Corporation’s compliance with legal and regulatory requirements, (5) the review, approval and ratification of all covered related party transactions and (6) the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Corporation’s risk assessment and risk management policies.  The authority and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board and include sole responsibility for the appointment, compensation and evaluation of the Corporation’s independent registered public accountant and the internal auditors for the Corporation, as well as establishing the terms of such engagements.  The Audit Committee has the authority to retain the services of independent legal, accounting or other advisors as the Audit Committee deems necessary, with appropriate funding available from the Corporation, as determined by the Audit Committee, for such services.  The Audit Committee reviews and reassesses its charter annually and recommends any changes to the Board for approval.  The Audit Committee Charter is posted on the Corporation’s website.

The Audit Committee is responsible for overseeing the Corporation’s overall financial reporting process.  In fulfilling its oversight responsibilities for the financial statements for fiscal year 2015, the Audit Committee:

•	Monitored the preparation of quarterly and annual financial reports by the Corporation’s management;
•

Reviewed and discussed the annual audit process and the audited financial statements for the fiscal year ended December 31, 2015 with management and YHB, the Corporation’s independent registered public accountant;

•	Discussed with management, YHB and the Corporation’s Director of Internal Audit the adequacy of the system of internal controls;
•

Discussed with YHB the matters required to be discussed by the auditing standards of the Public Company Accounting Oversight Board, including Auditing Standard No. 16, relating to the conduct of the audit; and

•

Received written disclosures and a letter from YHB as required by the applicable requirements of the Public Company Accounting Oversight Board regarding YHB’s communications with the Audit Committee concerning independence.  The Audit Committee discussed with YHB its independence.

The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Audit Committee determined appropriate.  In addition, the Audit Committee’s meetings included, when appropriate, executive sessions with the Corporation’s independent registered public accountant and the Corporation’s Director of Internal Audit, in each case without the presence of the Corporation’s management.

In performing all of these functions, the Audit Committee acts only in an oversight capacity.  Also, in its oversight role, the Audit Committee relies on the work and assurances of the Corporation’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accountant, who, in their report, express an opinion on the conformity of the Corporation’s annual financial statements to accounting principles generally accepted in the United States of America.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and YHB, the Audit Committee recommended to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

Audit Committee

Barry R. Chernack, Chairman J. P. Causey Jr.	James T. Napier C. Elis Olsson

Principal Accountant Fees

The following table presents the fees for professional audit services rendered by YHB for the audit of the Corporation’s annual financial statements for the years ended December 31, 2015 and 2014, and fees billed for other services rendered by YHB during those periods.  All such audit and non-audit services were pre-approved by the Audit Committee, which concluded that the provision of such services by YHB was compatible with the maintenance of that firm’s independence in the conduct of their auditing functions.

	Year Ended December 31,
	2015	2014
Audit fees (1)	$227,000	$220,500
Audit-related fees (2)	48,875	64,650
Tax fees (3)	33,812	27,000
All other fees	--	--
	$309,687	$312,150

(1)

Audit fees consist of audit and review services, consents, review of documents filed with the SEC; the Mortgage Corporation’s and C&F Finance’s standalone audits; and attestation report on internal controls under SEC rules.  For 2015, includes amounts billed through December 31, 2015, and additional amounts estimated to be billed for the 2015 audit.

(2)

Audit-related fees consist of employee benefit plan audits, HUD audit, review of the Bank special purpose standalone financial statements; and consultation concerning financial accounting, reporting standards and other related issues.

(3)	Tax fees consist of preparation of federal and state tax returns, reviews of quarterly estimated tax payments and consultations regarding tax compliance issues.

Audit Committee Pre-Approval Policy

Pursuant to the terms of the Corporation’s Audit Committee Charter, the Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Corporation’s independent registered public accountant.  The Audit Committee, or a designated member of the Audit Committee, must pre-approve all audit (including audit-related) and non-audit services performed by the independent registered public accountant in order to assure that the provision of such services does not impair the registered public accountant’s independence.  The Audit Committee has delegated interim pre-approval authority to Mr. Barry R. Chernack, Chairman of the Audit Committee.  Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting.  The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accountant to management.

The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.  With respect to each proposed pre-approved service, the independent registered public accountant must provide detailed back-up documentation to the Audit Committee regarding the specific service to be provided pursuant to a given pre-approval of the Audit Committee.  Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee (or the Audit Committee Chairman) by both the independent registered public accountant and the Corporation’s President / CFO, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.  The Audit Committee conducts an annual review of its pre-approval policy to evaluate the policy’s appropriateness and compliance with applicable law and exchange listing standards.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2015 with respect to compensation plans under which equity securities of the Corporation are authorized for issuance:

Number of securities
remaining available for
future issuance under
	Number of securities to	Weighted-average	equity compensation plans
	be issued upon exercise	exercise price of	(excluding securities
	of outstanding options	outstanding options	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by shareholders (1)	24,000	$38.39	406.456	(2)
Equity compensation plans not approved by shareholders	--	--	--
Total	24,000	$38.39	406,456

(1)

This plan category consists of (1) the 2004 Incentive Stock Plan, (2) the Director Plan and (3) the 2013 Stock and Incentive Plan. The Corporation ceased granting awards to non-employee directors under the Director Plan upon amendment of the 2004 Incentive Stock Plan by shareholders in 2008.

(2)	Consists only of securities remaining available for future issuance under the 2013 Stock and Incentive Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors, executive officers, and beneficial owners of greater than 10% of the Corporation’s common stock to file reports concerning their ownership of and transactions in Corporation common stock.  Based on a review of the copies of those reports furnished to the Corporation, or written representations that no other reports were required, the Corporation believes that its officers and directors complied with all such filing requirements under Section 16(a) during 2015, except as follows: a Form 4 to report the withholding of 144 shares of the Corporation’s common stock for taxes by Mr. Robinson was filed January 21, 2016, however the shares were withheld on May 15, 2015; and a Form 4 to report withholding of 669 shares of the Corporation’s common stock for taxes by Mr. Crone was filed January 21, 2016, however the shares were withheld on December 21, 2015.

OTHER BUSINESS

As of the date of this Proxy Statement, management of the Corporation has no knowledge of any matters to be presented for consideration at the Annual Meeting other than Proposal One, Proposal Two and Proposal Three referred to above.  If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

If any shareholder intends to propose a matter for consideration at the Corporation’s 2017 Annual Meeting (other than director nominations, discussed on pages 9 to  11), notice of the proposal must be received in writing by the Corporation’s Secretary by January 29, 2017.  If any shareholder intends to present a proposal to be considered for inclusion in the Corporation’s proxy materials in connection with the 2017 Annual Meeting, the proposal must meet the requirements of Rule 14a-8 under the Exchange Act and must be received by the Corporation’s Secretary, at the Corporation’s principal office in West Point, Virginia, on or before November 15,  2016.

In addition, the proxy solicited by the Board of Directors for the 2017 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if the Corporation has not received notice of such proposal by January 29, 2017,  in writing delivered to the Corporation’s Secretary.

By Order of the Board of Directors,

Thomas F. Cherry
Secretary

West Point, Virginia

March 15, 2016

A copy of the Corporation’s Annual Report on Form 10-K (including exhibits) as filed with the Securities and Exchange Commission for the year ended December 31, 2015, will be furnished without charge to shareholders upon written request to Secretary, C&F Financial Corporation, 802 Main Street, P.O. Box 391, West Point, Virginia 23181.  Copies of the Annual Report on Form 10-K may also be obtained without charge by visiting the Corporation’s web site at www.cffc.com.

ANNUAL MEETING OF SHAREHOLDERS OF C&F FINANCIAL CORPORATION April 19, 2016 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement, proxy card and 2015 Annual Report to Shareholders are available at 2016proxy.cffc.com. Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20430300000000001000 1 041916 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. To elect four Class II directors as instructed below. NOMINEES: 2. To approve, in an advisory, non-binding vote, the compensation of the Corporation’s named executive officers. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instruction below) O Audrey D. Holmes Class II O Joshua H. Lawson Class II O James T. Napier Class II O Paul C. Robinson Class II 3. To ratify the appointment of Yount, Hyde & Barbour, P.C. as the Corporation’s independent registered public accountant for the fiscal year ending December 31, 2016. 4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof. Management presently knows of no other business to be presented at the Annual Meeting. FOR AGAINST ABSTAIN THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL DIRECTOR NOMINEES AND "FOR" PROPOSALS 2 AND 3. INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold authority, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Meeting Attendance I plan to attend the Annual Meeting on Tuesday, April 19, 2016 at the location printed on the back of this proxy card. Please check here if you plan to attend the meeting. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0 C&F FINANCIAL CORPORATION This Proxy is solicited on behalf of the Board of Directors. The undersigned hereby appoints Larry G. Dillon and James H. Hudson III, jointly and severally, as proxies, with full power to act alone, and with full power of substitution to represent the undersigned, and to vote all shares of C&F Financial Corporation standing in the name of the undersigned as of the close of business on March 4, 2016, at the Annual Meeting of Shareholders to be held Tuesday, April 19, 2016 at 3:30 p.m. at C&F Financial Corporation, 3600 LaGrange Parkway, Toano, Virginia, or any adjournments thereof, on each of the matters listed on the reverse side of this proxy card. This proxy, when properly executed, will be voted in the manner directed by the shareholder signing on the reverse side of this proxy card. If no direction is made, this proxy will be voted FOR all director nominees in Proposal 1 and FOR Proposals 2 and 3, and on any other matters, to the extent entitled, in the best judgment of the proxy agents. (Continued and to be signed on Reverse Side) 1.1 14475